As filed with the Securities and Exchange Commission on September 17, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Williams Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	73-0569878
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Williams Center

Tulsa, Oklahoma 74172
(918) 573-2000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

James J. Bender, Esq.

Senior Vice President and General Counsel
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172
(918) 573-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Gibson, Dunn & Crutcher LLP 1801 California Street, Suite 4100 Denver, Colorado 80202-2641 (303) 298-5700 Attention: Richard M. Russo, Esq. Robert R. Stark, Jr., Esq.	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000 Attention: Marlene Alva, Esq.

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share(2)	Price(3)	Registration Fee(4)

Common Stock(5)	43,900,000	$11.94	$524,166,000	$66,412

(1)	This Registration Statement registers the maximum number of shares of the registrant’s common stock, par value $1.00 per share, that may be issued in connection with the exchange offer by the registrant for up to 43,900,000 of the registrant’s outstanding FELINE PACS in the form of Income PACS.
(2)	Calculated by dividing the proposed maximum offering price of $524,166,000 by 43,900,000, which is the maximum number of shares of the registrant’s common stock that may be issued in connection with the exchange offer.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and (3) and Rule 457(c) under the Securities Act of 1933 based on the difference between (a) the product of (i) $13.41, which is the average of the high and low prices per unit of the registrant’s Income PACS as reported on the New York Stock Exchange on September 15, 2004, and (ii) 43,900,000, which represents the maximum number of Income PACS sought in the exchange offer, and (b) $64,533,000 which represents the maximum aggregate amount of cash to be paid by the registrant in the exchange offer.
(4)	Computed in accordance with Rule 457(f) under the Securities Act of 1933 to be $66,412, which is equal to 0.00012670 multiplied by the proposed maximum aggregate offering price of $524,166,000.
(5)	Each share of common stock registered hereunder includes an associated Series A Junior Participating Preferred Stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Stock purchase rights are not exercisable, are evidenced by certificates representing the common stock, and may be transferred only with the common stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock purchase rights.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this exchange offer prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This exchange offer prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXCHANGE OFFER PROSPECTUS

The Williams Companies, Inc.

Offer to Exchange

One (1.0000) Share of Common Stock Plus $1.47 in Cash
for
Each Outstanding FELINE PACSSM
in the Form of an Income PACSSM
Up to an Aggregate of 43,900,000 Income PACS

          We are offering to exchange one (1.0000) share of our common stock plus $1.47 in cash for each validly tendered and accepted FELINE PACS in the form of an Income PACS, up to an aggregate of 43,900,000 Income PACS, upon the terms and subject to the conditions set forth in this exchange offer prospectus and in the related letter of transmittal. On September 13, 2004, 44,000,000 Income PACS were outstanding, and no Growth PACS were outstanding. We are conducting this exchange offer to reduce our overall indebtedness.

          Income PACS validly tendered and not withdrawn will be subject to proration as described in this exchange offer prospectus (1) if we determine there is any likelihood that the New York Stock Exchange continued-listing condition described below may not be satisfied based on consultation with the New York Stock Exchange or (2) if more than 43,900,000 Income PACS are validly tendered and not withdrawn prior to the expiration date of the exchange offer.

          The exchange offer will expire at 5:00 p.m., New York City time, on October 18, 2004, unless extended or earlier terminated by us. You may withdraw Income PACS that you tender at any time before the exchange offer expires. In addition, you may withdraw any tendered Income PACS after November 15, 2004, which is 40 business days from September 17, 2004, if we have not accepted them for exchange.

          The exchange offer is subject to the conditions described in “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this exchange offer prospectus forms a part and the continued listing of the Income PACS on the New York Stock Exchange after the exchange offer. The New York Stock Exchange will consider de-listing the outstanding Income PACS if, following the exchange, the number of publicly-held outstanding Income PACS is less than 100,000, the number of holders of outstanding Income PACS is less than 100, the aggregate market value of the outstanding Income PACS is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding Income PACS in light of all pertinent facts as determined by the New York Stock Exchange. We reserve the right to terminate or extend the exchange offer if any condition of the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

          The Income PACS are listed on the New York Stock Exchange under the symbol “WMB PrI,” and our common stock is listed on the New York Stock Exchange under the symbol “WMB.” On September 16, 2004, the last reported sale price of the Income PACS on the New York Stock Exchange was $13.34 per Income PACS and the last reported sale price of our common stock on the New York Stock Exchange was $12.05 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

          We urge you to carefully read the “Risk Factors” section beginning on page 12 before you make any decision regarding the exchange offer.

          You must make your own decision whether to tender any Income PACS in the exchange offer and, if so, the number of Income PACS to tender. We do not make any recommendation as to whether or not holders of outstanding Income PACS should tender their Income PACS for exchange in the exchange offer.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in this exchange offer, or determined if this exchange offer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lead Dealer Manager

Merrill Lynch & Co.

Dealer Managers

Citigroup	Banc of America Securities LLC

The date of this exchange offer prospectus is September 17, 2004.

“FELINE PACS,” “Income PACS” and “Growth PACS” are service marks of Merrill Lynch & Co., Inc.

Page

Questions and Answers About the Exchange Offer	1
Summary	7
Risk Factors	12
Use of Proceeds	26
Market for Common Stock and Income PACS	26
Selected Historical Consolidated Financial Data	27
The Exchange Offer	30
Comparison of Rights between the Income PACS and Our Common Stock	42
Description of Capital Stock	44
Description of FELINE PACS	47
Description of the Purchase Contracts	50
Description of the Notes	57
Material U.S. Federal Income Tax Consequences	61
Cautionary Statement Regarding Forward-Looking Statements	67
Legal Matters	67
Experts	67
Where You Can Find More Information	68
Form of Dealer Manager Agreement
Restated Certificate of Incorporation
Restated By-Laws
Opinion/Consent of James J. Bender, Esq.
Tax Opinion of White & Case LLP
Consent of Ernst & Young LLP
Consent of Netherland, Sewell & Associates, Inc.
Consent of Miller and Lents, LTD
Power of Attorney
Form of Letter of Transmittal
Form of Letter of Registered Holders
Form of Letter to Clients
Form of Letter to Holders to FELINE PACS

          You should rely only on the information contained or incorporated by reference in this exchange offer prospectus. We have not, and the dealer managers have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted. You should assume that the information appearing in this exchange offer prospectus and the documents incorporated by reference in this exchange offer prospectus is accurate only as of the dates of this exchange offer prospectus or of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

          All references in this exchange offer prospectus to “Williams,” the “Company,” “we,” “our,” “ours” and “us” are to The Williams Companies, Inc., not including its subsidiaries, unless the context requires otherwise and except that such references in the sections of this exchange offer prospectus entitled “Summary — Our Company,” “Risk Factors — Risks Related to Our Business,” “— Risks Related to Legal Proceedings and Governmental Investigations,” “— Risks Affecting Our Strategy and Financing Needs,” “— Risks Related to Regulation of Our Business,” “— Risks Related to Environmental Matters,” “— Risks Related to Accounting Standards,” “— Risks Related to Our Industry,” “— Other Risks,” “Selected Historical Consolidated Financial Data” and “Cautionary Statement Regarding Forward-Looking Statements” are to The Williams Companies, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

          These answers to questions that you may have as a holder of FELINE PACS, as well as the summary that follows, provide an overview of material information regarding the exchange offer that is included elsewhere or incorporated by reference in this exchange offer prospectus. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this exchange offer prospectus in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this exchange offer prospectus. For further information regarding The Williams Companies, Inc., see the section of this exchange offer prospectus entitled “Where You Can Find More Information.”

Who is making the exchange offer?

          We are making the exchange offer.

Why are we making the exchange offer?

          We are making the exchange offer as part of our ongoing strategy to reduce our overall indebtedness. The exchange offer allows us to retire the notes included in the Income PACS instead of having them remain outstanding if a remarketing of the notes is successful.

What amount of Income PACS is being sought in the exchange offer?

          We are offering to exchange up to an aggregate of 43,900,000 of our outstanding Income PACS.

What will participating Income PACS holders receive in the exchange offer?

          For each Income PACS that you validly tender and that we accept for exchange, you will receive one (1.0000) share of our common stock plus $1.47 in cash upon the terms and subject to the conditions set forth in this exchange offer prospectus and the related letter of transmittal. The portion of the exchange consideration represented by the one (1.0000) share to be received in the exchange offer represents the number of shares of our common stock that you would be obligated to purchase from us on February 16, 2005 for each Income PACS you hold, assuming that the applicable market value of our common stock on that date is less than or equal to $41.25 per share.

          Our common stock and the Income PACS are listed on the New York Stock Exchange under the symbols “WMB” and “WMB PrI,” respectively. The last reported sale price per share of our common stock on the New York Stock Exchange was $12.05 on September 16, 2004. On September 16, 2004, the last reported sale price per Income PACS on the New York Stock Exchange was $13.34.

If I participate by tendering my Income PACS, will I receive the quarterly contract adjustment payments and interest payments that are payable on November 16, 2004 and February 16, 2005?

          No. If your Income PACS are validly tendered and accepted for exchange, you will lose your right to receive payments with respect to your Income PACS to be made after completion of the exchange offer, including any accrued interest or the accrued portion of the contract adjustment payment.

How does the cash payment I will receive if I tender my Income PACS compare to the payments I would receive on the Income PACS if I do not tender?

          The $1.47 cash payment for each Income PACS you validly tender and that we accept for exchange is more than the interest and quarterly contract adjustment payments you will receive for each of your Income PACS if you do not participate in the exchange offer. If you do not participate in the exchange offer, you will receive $0.5625 for each Income PACS on each of November 16, 2004 and February 16, 2005, for a total of $1.125. Except in the circumstances described in the following sentence, you will receive no further quarterly payments after February 16, 2005, because you will have sold your note to a third party in the remarketing or surrendered your note to us to satisfy your stock purchase obligation of $25 for each Income PACS. If you create a Growth PACS or if the first remarketing of the notes fails and you subsequently elect to pay $25 in cash to settle your stock purchase contract instead of using the proceeds of the remarketing or surrendering your note, you will be able to retain the note and receive quarterly interest payments at the reset rate until February 16, 2007 (but not the quarterly contract adjustment payments, which terminate on February 16, 2005).

          If a remarketing of the notes is successful, the proceeds of the remarketing will be used to satisfy your stock purchase obligation on February 16, 2005, and to pay the remarketing agent’s fee. The excess proceeds (up to $0.064 per Income PACS assuming a successful remarketing at 100.5% of the Treasury portfolio purchase price), if any, will be remitted to you.

          Accordingly, if you do not participate in the exchange offer and hold your Income PACS through February 16, 2005, you will receive, over the period ending on that date, total cash payments of up to $1.189 per Income PACS. If on February 16, 2005, the applicable market value of our common stock is less than or equal to $41.25 per share, you will also receive one (1.000) share of our common stock on that date. If, however, you participate in the exchange offer and we accept your validly tendered Income PACS for exchange, you will receive, for each such Income PACS, $1.47 in cash and one (1.000) share of our common stock upon the closing of the exchange offer.

          In addition, if you validly tender your Income PACS and we accept them for exchange, you will be entitled to receive cash dividends on our common stock if, as, and when declared by our board of directors on or after the closing date of the exchange offer. If you do not participate in the exchange offer, you will be entitled to receive cash dividends only after satisfying your stock purchase obligations on February 16, 2005.

How does the amount of common stock I will receive if I tender my Income PACS compare to the amount of common stock I will be obligated to purchase on February 16, 2005 if I do not tender?

          The one (1.0000) share of our common stock that you will receive in the exchange offer for each Income PACS validly tendered and accepted for exchange is, based on the current price of the common stock, the same number that you will be obligated to purchase on February 16, 2005, for each of your Income PACS that is not tendered and accepted.

How will fluctuations in the trading price of our common stock and the Income PACS affect the amount I will receive if I tender my Income PACS?

          We are offering to exchange one (1.0000) share of our common stock and $1.47 cash for each Income PACS regardless of any fluctuation in the trading price of our common stock or of the Income PACS. If the market price of our common stock declines, the value of the one (1.0000) share you will receive will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

Will we exchange all validly tendered Income PACS?

          We may not exchange all of the Income PACS that you tender in the exchange offer. If holders validly tender more than an aggregate of 43,900,000 Income PACS for exchange, we will accept an aggregate of not more than 43,900,000 Income PACS from all holders, prorated among the tendering holders. If we determine that there is any likelihood that the New York Stock Exchange continued-listing condition may not be met, we may accept a pro rata amount of the Income PACS tendered in the exchange offer to ensure that the Income PACS continue to be listed on the New York Stock Exchange after the consummation of the exchange offer. Any Income PACS tendered but not accepted because of proration will be returned to you; see the section of this exchange offer prospectus entitled “The Exchange Offer — Priority of Exchanges and Proration.”

May I tender only a portion of the Income PACS that I hold?

          Yes. You do not have to tender all of your Income PACS to participate in the exchange offer.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not exchange all of my Income PACS in the exchange offer, how will my rights and obligations under my unexchanged Income PACS be affected?

          The terms of your Income PACS, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. On February 16, 2005, you will be obligated to purchase from us, for the stated amount of $25, a fraction of a newly issued share of our common stock equal to the “settlement rate.” The settlement rate will be calculated based on the price of our common stock and cannot exceed one (1.0000) share, subject to adjustment as described in the section of this exchange offer prospectus entitled “Description of the Purchase Contracts — Anti-Dilution Adjustments.”

How will the exchange offer affect the trading market for the Income PACS that are not exchanged?

          If a sufficiently large number of Income PACS do not remain outstanding after the exchange offer, the trading market for the remaining outstanding Income PACS may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Income PACS.

What do we intend to do with the Income PACS that are tendered in the exchange offer?

          Income PACS accepted for exchange by us in the exchange offer will be retired and cancelled. We intend to treat the exchange of your Income PACS for shares of our common stock plus cash pursuant to the exchange offer as a cash settlement of the purchase contract and a redemption of the note for its adjusted issue price. See the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences — Federal Income Tax Treatment of Participation in the Exchange.”

Are we making a recommendation regarding whether you should tender in the exchange offer?

          We are not making any recommendation regarding whether you should tender or refrain from tendering your Income PACS in the exchange offer.

          Accordingly, you must make your own determination as to whether to tender your Income PACS in the exchange offer and, if so, the number of Income PACS to tender. Before making your decision, we urge you to carefully read this exchange offer prospectus in its entirety, including the information set forth in the section of this exchange offer prospectus entitled “Risk Factors,” and the other documents incorporated by reference in this exchange offer prospectus.

Will the common stock to be issued in the exchange offer be listed for trading?

          Yes. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange. Generally, the common stock you receive in the exchange offer will be freely tradeable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act of 1933. For more information regarding the market for our common stock, see the section of this exchange offer prospectus entitled “Market for Common Stock and Income PACS.”

What are the conditions to the exchange offer?

          The exchange offer is conditioned upon:

•	the effectiveness of the registration statement of which this exchange offer prospectus forms a part;

•	there being no likelihood that the acceptance for exchange of outstanding Income PACS pursuant to the exchange offer will cause the outstanding Income PACS to be de-listed from the New York Stock Exchange for any reason;

•	the accuracy of representations and warranties, and the compliance with certain covenants, contained in the dealer manager agreement, in each case, as of the expiration of the exchange offer; and

•	the other closing conditions described in the section of this exchange offer prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

          We may waive certain condition of this exchange offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered Income PACS. For more information regarding the conditions to the exchange offer (including conditions we cannot waive), see the section of this exchange offer prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

When does the exchange offer expire?

          The exchange offer will expire at 5:00 p.m., New York City time, on October 18, 2004, unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

          We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this exchange offer prospectus or waive a material condition to the exchange offer. During any extension of the exchange offer, Income PACS that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, to terminate the exchange offer, at any time prior to the expiration date of the exchange offer, if any condition to the exchange offer is not met. If the exchange offer is terminated, no Income PACS will be accepted for exchange and any Income PACS that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this exchange offer prospectus entitled “The Exchange Offer — Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the exchange offer is extended, amended or terminated?

          If the exchange offer is extended, amended or terminated, we will promptly issue a press release or another form of public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this exchange offer prospectus entitled “The Exchange Offer — Extension, Delay in Acceptance, Amendment or Termination.”

What risks should I consider in deciding whether or not to tender my Income PACS?

          In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Income PACS and our common stock described in the section of this exchange offer prospectus entitled “Risk Factors,” and the documents incorporated by reference in this exchange offer prospectus.

What are the federal income tax consequences of my participating in the exchange offer?

          We intend to treat the exchange of your Income PACS for shares of our common stock plus cash pursuant to the exchange offer as a cash settlement of the purchase contract and a redemption of the note for its adjusted issue price. For a detailed discussion, see the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences.”

Are the financial condition and results of operations of Williams relevant to my decision to tender in the exchange offer?

          Yes. The price of both our common stock and the Income PACS are closely linked to our financial condition and results of operations. The successful completion of the exchange offer will reduce our debt service obligations and other related commitments. For information about the accounting treatment of the exchange offer, see the section of this exchange offer prospectus entitled “The Exchange Offer — Accounting Treatment.”

Will Williams receive any cash proceeds from the exchange offer?

          No. We will not receive any cash proceeds from the exchange offer.

What amount of expenses will Williams incur to effect the exchange offer?

          If the maximum of 43,900,000 Income PACS are validly tendered and accepted, we expect to incur an aggregate of approximately $74 million in cash expenses, including the cash payment portion of the exchange offer consideration, to effect the exchange offer. Approximately $49 million of this amount represents aggregate cash payment in lieu of quarterly interest and contract adjustment payments that would have been payable to holders on November 16, 2004 and February 16, 2005, but that will not be paid to tendering holders because their Income PACS would no longer be outstanding.

How do I tender my Income PACS?

          If you beneficially own Income PACS that are held in the name of a broker or other nominee and wish to tender such Income PACS, you should promptly instruct your broker or other nominee to tender on your behalf. To tender Income PACS, JPMorgan Chase Bank, the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Income PACS and a properly completed letter of transmittal or an agent’s message through the automated tender offer program of The Depository Trust Company, which we refer to in this exchange offer prospectus as the “depositary” or “DTC,” according to the procedure for book-entry transfer described in this exchange offer prospectus. For more information regarding the procedures for tendering your Income PACS, see the section of this exchange offer prospectus entitled “The Exchange Offer — Procedures for Tendering Income PACS.”

What happens if some or all of my Income PACS are not accepted for exchange?

          If we decide for any reason not to accept some or all of your Income PACS, the Income PACS not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer. In the case of Income PACS tendered by book entry transfer into the exchange agent’s account at DTC, DTC will credit any validly withdrawn or unaccepted Income PACS to your account at DTC. For more information, see the section of this exchange offer prospectus entitled “The Exchange Offer — Return of Unaccepted Income PACS.”

Until when may I withdraw previously tendered Income PACS?

          If not previously returned, you may withdraw previously tendered Income PACS at any time until the exchange offer has expired, that is, 5:00 p.m., New York City time, on October 18, 2004, unless extended or earlier terminated by us. In addition, you may withdraw any Income PACS that you tender that are not accepted for exchange by us after November 15, 2004, which is 40 business days from September 17, 2004. For more information, see the section of this exchange offer prospectus entitled “The Exchange Offer — Withdrawals of Tenders.”

How do I withdraw previously tendered Income PACS?

          To withdraw previously tendered Income PACS, you are required to deliver a written notice of withdrawal to the exchange agent, which you may deliver by facsimile, or you must comply with the appropriate procedures of DTC’s automated tender offer program. For more information regarding the procedures for withdrawing tendered Income PACS, see the section of this exchange offer prospectus entitled “The Exchange Offer — Withdrawals of Tenders.”

Will I have to pay any fees or commissions if I tender my Income PACS?

          If your Income PACS are held through a broker or other nominee who tenders the Income PACS on your behalf (other than those tendered through one of the dealer managers), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Will my broker receive any fee from Williams if I tender my Income PACS?

          If you own 10,000 or fewer Income PACS and they are validly tendered and accepted, we will pay your broker a soliciting dealer fee of an amount equal to $0.0625 per Income PACS. For more information, see the section of this exchange offer prospectus entitled “The Exchange Offer — Fees and Expenses.”

May I participate in the exchange offer by tendering Growth PACS for exchange?

          No. We are not offering to exchange any Growth PACS. There are currently no Growth PACS outstanding. If you create Growth PACS and desire to participate in the exchange offer, you may recreate Income PACS from your Growth PACS and then tender the recreated Income PACS in the exchange offer. See the section of this exchange offer prospectus entitled “Description of FELINE PACS — Recreating Income PACS” for a discussion on how to recreate Income PACS from your Growth PACS.

With whom may I talk if I have questions about the exchange offer?

          If you have questions regarding the exchange offer, please contact the lead dealer manager, Merrill Lynch & Co. You may call Merrill Lynch & Co. toll free at 1-888-ML4-TNDR (1-888-654-8637) or (212) 449-4914 (collect). If you have questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your Income PACS, please contact D.F. King & Co., Inc., the information agent. You may call the information agent toll-free at 1-800-848-2998. You may also write to the information agent or the lead dealer manager at one of their respective addresses set forth on the back cover of this exchange offer prospectus.

SUMMARY

          This summary highlights selected information contained or incorporated by reference in this exchange offer prospectus. It likely does not contain all of the information that may be important to you or that you should consider when making a decision regarding the exchange offer. You should carefully read this entire exchange offer prospectus, including “Risk Factors,” and the information we have incorporated by reference into this exchange offer prospectus before making a decision to participate in the exchange offer.

OUR COMPANY

          We are a natural gas company originally incorporated under the laws of the state of Nevada in 1949 and reincorporated under the laws of the state of Delaware in 1987. We were founded in 1908 when two Williams brothers began a construction company in Fort Smith, Arkansas.

          Today, we primarily find, produce, gather, process and transport natural gas. We also manage a wholesale power business. Our operations stretch across the country and serve the Northwest, California, Rocky Mountains, Gulf Coast and Eastern Seaboard markets.

          The energy industry has substantially changed over the last two years. Those changes have significantly impacted our operations and will continue to impact future operations. In light of the changed environment, on February 20, 2003, we outlined our planned business strategy for the next few years. Our refocused strategy is to become a smaller integrated natural gas company focusing on key growth markets. We also focused on bolstering our liquidity through asset sales, strategic levels of financing and reductions in operating costs to develop a balance sheet capable of supporting and ultimately growing our remaining businesses.

          Our business segments include Power, Gas Pipeline, Exploration & Production, Midstream and Other. See “Part I — Item 1. Business — Business Segments” in our annual report on Form 10-K for the fiscal year ending December 31, 2003, as amended, for a more detailed description of assets owned and services provided by each of our business segments.

          Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

THE EXCHANGE OFFER

          The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this exchange offer prospectus entitled “The Exchange Offer,” “Description of the Notes,” “Description of Capital Stock,” “Description of FELINE PACS,” “Description of the Purchase Contracts” and “Comparison of Rights Between the Income PACS and Our Common Stock.”

Offeror	The Williams Companies, Inc.

Securities Subject to the Exchange Offer	Up to an aggregate of 43,900,000 Income PACS.

Each Income PACS consists of (1) a purchase contract, which obligates the holder to purchase from us on February 16, 2005, at a purchase price of $25, newly issued shares of our common stock equal to the “settlement rate” and (2) a note due February 16, 2007, in the principal amount of $25. The note is pledged to us to secure the holder’s obligation to purchase shares of our common stock under the purchase contract.

The settlement rate will be between (1) a fraction of one share of common stock equal to the quotient of (a) $41.25 divided by (b) the applicable market value of our common stock and (2) one (1.0000) share of our common stock, subject to adjustment as described in the section of this exchange offer prospectus entitled “Description of the Purchase Contracts — Anti-Dilution Adjustments.” Based on the current price of our common stock, the settlement rate on February 16, 2005 is expected to be one (1.0000) share.

The Exchange Offer	We are offering to exchange one (1.0000) share of our common stock plus $1.47 in cash for each validly tendered and accepted FELINE PACS in the form of an Income PACS, up to an aggregate of 43,900,000 Income PACS, upon the terms and subject to the conditions set forth in this exchange offer prospectus and in the related letter of transmittal.

Any Income PACS not exchanged will remain outstanding. The Income PACS validly tendered and accepted for exchange in the exchange offer will be retired and cancelled. We intend to treat the exchange of your Income PACS for shares of our common stock plus cash pursuant to the exchange offer as a cash settlement of the purchase contract and a redemption of the note for its adjusted issue price. See the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences — Federal Income Tax Treatment of Participation in the Exchange.”

We are not seeking to exchange any Growth PACS that may be outstanding. However, if you hold Growth PACS and desire to participate in the exchange offer, you may recreate Income PACS from your Growth PACS.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 18, 2004, unless extended or earlier terminated by us.

Proration of Tendered Income PACS	If more than an aggregate of 43,900,000 Income PACS are validly tendered and not withdrawn prior to the expiration date of the exchange offer, we will accept an aggregate of not more than 43,900,000 Income PACS from all holders who validly tender Income PACS, prorated among the tendering holders. If we determine that there is any likelihood that the New York Stock Exchange continued-listing condition may not be met, we may accept a pro rata amount of the Income PACS tendered in the exchange offer to ensure that the Income PACS continue to be listed on the New York Stock Exchange after the consummation of the exchange offer. Any Income PACS tendered but not accepted because of proration will be returned to you. See the section of this exchange offer prospectus entitled “The Exchange Offer — Priority of Exchanges and Proration.”

Certain Consequences to Non-Tendering Holders	Income PACS not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer. If a sufficiently large number of Income PACS do not remain outstanding after the exchange offer, the trading market for the remaining outstanding Income PACS may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Income PACS.

Source of Cash to be Paid in the Exchange Offer	We intend to fund the cash component of the exchange consideration from our available cash.

Conditions to the Exchange Offer	The exchange offer is conditioned upon:

•	the effectiveness of the registration statement of which this exchange offer prospectus forms a part;
•	there being no likelihood that the acceptance for exchange of outstanding Income PACS pursuant to the exchange offer will cause the outstanding Income PACS to be de-listed from the New York Stock Exchange for any reason;
•	the accuracy of representations and warranties, and the compliance with certain covenants, contained in the dealer manager agreement, in each case, as of the expiration of the exchange offer; and
•	the other closing conditions described in the section of this exchange offer prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

No Appraisal Rights	No appraisal rights are available to holders of Income PACS in connection with the exchange offer.

Regulatory Approvals	We are not aware of any governmental or regulatory approvals required for completing the exchange offer other than compliance with federal securities laws, including the effectiveness of the registration statement of which this exchange offer prospectus forms a part.

Procedures For Tendering PACS	To tender Income PACS, JPMorgan Chase Bank, the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Income PACS and a properly completed letter of transmittal or an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this exchange offer prospectus. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this exchange offer prospectus as though you had signed the letter of transmittal.

If you wish to tender Income PACS that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

We describe the procedures for tendering Income PACS in more detail in the section of this exchange offer prospectus entitled “The Exchange Offer — Procedures for Tendering Income PACS.”

Withdrawal Rights	You may withdraw previously tendered Income PACS at any time before the expiration date of the exchange offer. In addition, you may withdraw any Income PACS that you tender that are not accepted by us for purchase after November 15, 2004, which is 40 business days from September 17, 2004. See the section of this exchange offer prospectus entitled “The Exchange Offer — Withdrawals of Tenders.”

Risk Factors	You should consider carefully all of the information set forth in this exchange offer prospectus and, in particular, you should evaluate the specific factors set forth in the section of this exchange offer prospectus entitled “Risk Factors” before deciding whether to participate in the exchange offer.

Material U.S. Federal Income Tax Consequences For Income PACS Holders	For federal income tax purposes, we intend to treat the exchange of your Income PACS for shares of our common stock plus cash pursuant to the exchange offer as a cash settlement of the purchase contract and redemption of the note for its adjusted issue price. For a detailed discussion, see the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences.”

Brokerage Commissions	You are not required to pay any brokerage commissions to the dealer managers. If your Income PACS are held through a broker or other nominee who tenders the Income PACS on your behalf (other than those tendered through one of the dealer managers), your broker may charge you a commission for doing so.

If you own 10,000 or fewer Income PACS and they are validly tendered and accepted, we will pay your broker a soliciting dealer fee of an amount equal to $0.0625 per Income PACS. For more information, see the section of this exchange offer prospectus entitled “The Exchange Offer — Fees and Expenses.”

Dealer Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC.

Information Agent	D.F. King & Co., Inc.

Exchange Agent	JPMorgan Chase Bank

Market-Trading	The Income PACS are listed on the New York Stock Exchange under the symbol “WMB PrI,” and our common stock is listed on the New York Stock Exchange under the symbol “WMB.” On September 16, 2004, the last reported sale price of the Income PACS on the New York Stock Exchange was $13.34 per Income PACS and the last reported sale price of our common stock on the New York Stock Exchange was $12.05 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

Further Information	If you have questions regarding the exchange offer, please contact the lead dealer manager. If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your Income PACS, please contact the information agent. If you would like additional copies of this exchange offer prospectus, our annual, quarterly, and current reports, proxy statement and other information that we incorporate by reference in this exchange offer prospectus, please contact the information agent. For all other questions, please contact the lead dealer manager. The contact information is set forth on the back cover of this exchange offer prospectus.

RISK FACTORS

          In considering whether to participate in the exchange offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this exchange offer prospectus.

Risks Related to the Exchange Offer

The value of the common stock that you receive will decline if the market price of our common stock declines.

          We are offering to exchange a fixed number of shares of our common stock and a fixed dollar amount of cash for each Income PACS. The price of our common stock has declined considerably since the initial issuance of the Income PACS and may decline further in the future. If the market price of our common stock declines further, the value of the fixed number of shares you will receive in exchange for your Income PACS will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. The market price of our common stock will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	changes in the ratings of our indebtedness;

•	developments related to litigation or regulatory proceedings involving us;

•	fluctuations in the stock price and operating results of our competitors;

•	dispositions, acquisitions and financings; and

•	general conditions in the industries in which we operate.

          In addition, the stock markets in general, including the New York Stock Exchange, experience significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of our notes and our common stock.

All of our debt obligations, including the notes associated with the Income PACS that remain outstanding after the exchange offer, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

          In any liquidation, dissolution or winding up of Williams, our common stock would rank below all debt claims against us, including the notes that are part of the Income PACS. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders have been satisfied. In addition, holders of shares of our preferred stock, if any, that may be issued will have priority over the holders of our common stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

By tendering your Income PACS, you will forgo the possibility of being relieved of your obligation to purchase our common stock under the terms of the purchase contract forming part of your Income PACS.

          As a holder of our common stock rather than Income PACS, in addition to surrendering the right to receive quarterly interest and contract adjustment payments, you will forgo the possibility of being relieved of your obligation to purchase common stock on February 16, 2005 with the proceeds of the remarketing or the note component of your Income PACS. Under the purchase contract, your obligation to purchase our common stock would terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us; in this case, you would not be required to acquire shares of our common stock worth, based on the current market price of our common stock, significantly less than the contract price of $25 per Income PACS. Thus, if such a termination event were to occur between completion of the exchange and February 16, 2005, you already would have purchased the common stock and would no longer hold the note. See the section of this exchange offer prospectus entitled “Description of the Purchase Contracts — Termination.”

By tendering your Income PACS, you will lose your right to receive certain cash payments.

          Holders of Income PACS are entitled to quarterly contract adjustment payments, quarterly interest payments, or both. If your Income PACS are validly tendered and accepted for exchange you will lose the right to receive any contract adjustment or quarterly interest payments to be made after completion of the exchange offer, including any accrued interest or the accrued portion of the contract adjustment payment.

The U.S. federal income tax consequences of exchanging the Income PACS are unclear.

          No statutory, judicial or administrative authority directly addresses the U.S. federal income tax treatment to you of exchanging the Income PACS pursuant to the exchange offer. As a result, the U.S. federal income tax consequences to you of exchanging Income PACS pursuant to the exchange offer are unclear. We urge you to carefully review the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences.”

Risks Related to Holding Income PACS After the Exchange Offer

Income PACS that you continue to hold after the exchange offer are expected to become less liquid following the exchange offer.

          If a sufficiently large number of Income PACS do not remain outstanding after the exchange offer, the trading market for the remaining outstanding Income PACS may be less liquid and market prices may fluctuate significantly depending on the volume of trading in Income PACS. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of Income PACS that do not tender to sell their Income PACS.

If you do not participate in the exchange offer, you will have no rights as a common stockholder.

          Until you acquire shares of our common stock upon settlement of your purchase contract associated with the Income PACS, you will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. If you do not tender your Income PACS for exchange, you will only be entitled to rights with respect to our common stock if and when we deliver shares of common stock upon settlement of the Income PACS on February 16, 2005, or as a result of early settlement upon the occurrence of a corporate transaction, as the case may be, and if the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws in connection with a recapitalization of Williams and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If you do not participate in the exchange offer, your pledged securities will remain encumbered.

          Although you are the beneficial owner of the note or Treasury securities or Treasury portfolio, as applicable, underlying your Income PACS, those securities will remain pledged after the exchange offer to secure your obligations under the related purchase contract pursuant to a pledge agreement. Thus, your rights to the pledged securities will remain subject to our security interest. Additionally, even if the purchase contracts are terminated in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed, as provided in the pledge agreement, because of the commencement of a bankruptcy case and the protections given to debtors in such circumstances.

The purchase contract agreement that is associated with the Income PACS is not qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent are limited.

          The purchase contract agreement between the purchase contract agent and us is not qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent is not required to qualify as a trustee under the Trust Indenture Act. The note constituting a part of each Income PACS was issued pursuant to an indenture that has been qualified under the Trust Indenture Act. Accordingly, if you hold Income PACS after the exchange offer, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a note included in an Income PACS. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

We may redeem notes that are a part of the Income PACS upon the occurrence of a tax event.

          We have the option to redeem the notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time before February 16, 2007 if a tax event occurs and continues under the circumstances described in this exchange offer prospectus. If we exercise this option, we will redeem the notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the notes, we will pay the redemption price in cash to the holders of the notes. If the tax event redemption occurs before November 16, 2004, or before February 16, 2005 if the notes are not successfully remarketed on November 10, 2004 (the third business day immediately preceding November 16, 2004), the redemption price payable to you as a holder of the Income PACS will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price to you, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Income PACS. If your notes are not components of Income PACS, you will receive redemption payments directly. The market price for the Income PACS may decline if we substitute the Treasury portfolio of treasury securities as collateral in place of any notes so redeemed. A tax event redemption will be a taxable event to the holders of Income PACS and of the notes held separately.

The trading prices for the Income PACS that remain outstanding after the exchange offer will be directly affected by the trading prices of our common stock.

          The trading prices of the Income PACS in the secondary market are directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by the factors described in the section of this exchange offer prospectus entitled “Risk Factors — Risks Related to the Exchange Offer — The value of the common stock that you receive will decline if the market price of our common stock declines.” Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Income PACS. Any such arbitrage could, in turn, affect the trading prices of the Income PACS that remain outstanding after the exchange offer, the notes and our common stock.

Risks Related to Our Business

Our risk measurement and hedging activities might not prevent losses.

          The risk management systems that we have in place might not always be followed or might not always work as planned. Further, such risk measurement systems do not in themselves manage risk, and adverse changes in energy commodity market prices, volatility, adverse correlation of commodity prices, the liquidity of markets, and changes in interest rates might still adversely affect our earnings and cash flows and our balance sheet under applicable accounting rules, even if risks have been identified.

          To manage our financial exposure related to commodity price fluctuations, we have entered into contracts to hedge certain risks associated with our assets and operations, including our long-term tolling agreements. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible. Substantial declines in market liquidity, however, as well as deterioration of our credit, and termination of existing positions (due for example to credit concerns) have greatly limited our ability to hedge risks identified and have caused previously hedged positions to become unhedged. To the extent we have unhedged positions, fluctuating commodity prices could cause our net revenues and net income to be volatile.

          Some of the hedges of our tolling contracts are more effective than others in managing economic risk and creating future cash flow certainty. For example, we may resell our rights under a tolling contract through a forward contract, which has terms that match those of the tolling contract. This type of forward contract would be very effective at hedging not only the commodity price risk but also the volatility risk inherent in the tolling contract. However, this forward contract would not hedge the tolling contract’s counterparty credit or performance risk. A default by the tolling contract counterparty could result in a future loss of economic value and a change in future cash flows. Other economic hedges of the tolling contract, including full requirements contracts, forward physical commodity contracts and financial swaps and futures, could also effectively hedge the commodity price risk of a tolling contract. However, these types of contracts would be less effective or ineffective in hedging the volatility risk associated with the tolling contract because they do not possess the same optionality characteristics as the tolling contract. These other contracts would also be ineffective in hedging counterparty credit or performance risk.

          The impact of changes in market prices for natural gas on the gas prices received by us may be reduced based on the level of our hedging strategies. These hedging arrangements may limit our potential gains if the market prices for natural gas were to rise substantially over the price established by the hedge. In addition, our hedging arrangements expose us to the risk of financial loss in certain circumstances, including instances in which:

•	production is less than expected;

•	a change in the difference between published price indexes established by pipelines in which our hedged production is delivered and the reference price established in the hedging arrangements is such that we are required to make payments to our counterparties; or

•	the counterparties to our hedging arrangements fail to honor their financial commitments.

Electricity, natural gas liquids and gas prices are volatile and this volatility could adversely affect our financial results, cash flows, access to capital and ability to maintain existing businesses.

          Our revenues, operating results, profitability, future rate of growth and the value of our power and gas businesses depend primarily upon the prices we receive for natural gas and other commodities. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

          Historically, the markets for these commodities have been volatile and they are likely to continue to be volatile. Wide fluctuations in prices might result from relatively minor changes in the supply of and demand for these commodities, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of electricity, natural gas and related commodities;

•	turmoil in the Middle East and other producing regions;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	domestic and foreign governmental regulations and taxes;

•	increased volatility in the natural gas markets in light of continuing uncertainty surrounding regulatory proceedings and proposed regulations;

•	the overall economic environment; and

•	the credit of participants in the markets where products are bought and sold.

          These factors and the volatility of the energy markets make it extremely difficult to predict future electricity and gas price movements with any certainty. Further, electricity and gas prices do not necessarily move in tandem.

We might not be able to successfully manage the risks associated with selling and marketing products in the wholesale energy markets.

          Our portfolios consist of wholesale contracts to buy and sell commodities, including contracts for electricity, natural gas, natural gas liquids and other commodities that are settled by the delivery of the commodity or cash throughout the United States. If the values of these contracts change in a direction or manner that we do not anticipate or cannot manage, we could realize material losses from our marketing. In the past, certain marketing and trading companies have experienced severe financial problems due to price volatility in the energy commodity markets. In certain instances this volatility has caused companies to be unable to deliver energy commodities that they had guaranteed under contract. In such event, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our businesses, we often extend credit to our counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we might not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral that secures our counterparty’s obligation is inadequate, we will lose money.

          If we are unable to perform under our energy agreements, we could be required to pay damages. These damages generally would be based on the difference between the market price to acquire replacement energy or energy services and the relevant contract price. Depending on price volatility in the wholesale energy markets, such damages could be significant.

Our operating results might fluctuate on a seasonal and quarterly basis.

          Revenues from our businesses, including gas transmission and the sale of electric power, can have seasonal characteristics. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. The pattern of this fluctuation might change depending on the nature and location of our facilities and pipeline systems and the terms of our power sale agreements and gas transmission arrangements.

Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks might delay or reduce our realization of value from our international projects.

          We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we might explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

          Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain conditions under which we develop or acquire projects, or make investments, economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. The hedges and contracts that we have in place to manage foreign currency exchange risks might not be sufficient or we might have some exposures that are not hedged which could result in losses or volatility in our revenues.

Our debt agreements and other related transaction documents impose restrictions on us that may adversely affect our ability to operate our business.

          Our debt agreements and other related transaction documents contain covenants that restrict, among other things, our ability to:

•	incur or guarantee additional indebtedness;

•	create liens;

•	pay dividends or make other equity distributions;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	purchase or redeem capital stock;

•	make investments;

•	sell assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

          In addition, our debt agreements and other related transaction documents contain, and other debt agreements and other related transaction documents that we enter into in the future will contain, financial covenants and other limitations with which we will need to comply. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants or, in the event of a default under any of our debt agreements and other related transaction documents, to remedy that default.

          Our failure to comply with our financial or other covenants in our debt agreements and other related transaction documents could result in events of default. Upon the occurrence of an event of default under our debt agreements, the lenders could elect to declare all amounts outstanding under a particular facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. By reason of cross-default provisions in certain of our debt agreements and other related transaction documents, much of our indebtedness could also become immediately due and payable at that time as well. If the lenders under any of our debt agreements and other related transaction documents accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under our debt agreements and other related transaction documents.

Risks Related to Legal Proceedings and Governmental Investigations

We might be adversely affected by governmental investigations and any related legal proceedings related to our power business.

          Public and regulatory scrutiny of the energy industry and of the capital markets has resulted in increased regulation being either proposed or implemented. Such scrutiny has also resulted in various inquiries, investigations and court proceedings.

          Such inquiries, investigations and court proceedings are ongoing and continue to adversely affect our business as well as the energy trading business as a whole. We might see these adverse effects continue as a result of the uncertainty of these ongoing inquiries or additional inquiries by federal or state regulatory agencies. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our revenues and net income or increase our operating costs in other ways.

We might be adversely affected by securities class action litigation.

          In 2002, several class action lawsuits were filed in the U.S. District Court for the Northern District of Oklahoma, alleging violations of various provisions of the Securities Act of 1933 and/or the Securities Exchange Act of 1934 against us and certain of our present and former officers and directors. The majority of the suits allege that we and co-defendants, WilTel Communications, a previously owned subsidiary known as Williams Communications Group, and certain corporate officers, acted jointly and separately to inflate the stock price of both companies. Other suits allege similar causes of action related to the public offering of the FELINE PACS in January 2002. These suits were filed against us, certain corporate officers, members of our board of directors and all of the underwriters, including the dealer managers for this exchange offer. The court ordered consolidation of these cases, and a Consolidated Amended Complaint was filed on behalf of various purchasers of our securities during the period July 24, 2000 through July 22, 2002. That pleading makes several claims against us relating to our former subsidiary Williams Communications Group, our power subsidiary, and various other alleged misrepresentations and omissions. Discovery in the now-consolidated actions is ongoing. See “Legal Proceedings” in our annual report for the year ended December 31, 2003 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, in each case as amended, if applicable. Our management has had to expend time addressing the demand of these cases, and we expect that management attention and resources may continue to be diverted in the future, all of which could harm our business.

Risks Affecting Our Strategy and Financing Needs

Recent developments affecting the wholesale power and energy trading industry sector have reduced market activity and liquidity and might continue to adversely affect our results of operations.

          As a result of the 2000-2001 energy crisis in California, the resulting collapse in energy merchant credit, the recent volatility in natural gas prices, the Enron Corporation bankruptcy filing, and investigations by governmental authorities into energy trading activities and increased litigation related to such inquiries, companies generally in the regulated and so-called unregulated utility businesses have been adversely affected.

          These market factors have led to industry-wide downturns that have resulted in some companies being forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and in market liquidity.

Because we no longer maintain investment grade credit ratings, our counterparties have required us to provide higher amounts of credit support which raises our cost of doing business.

          Our transactions in each of our businesses require greater credit assurances, both to be given from and received by us to satisfy credit support requirements. Additionally, certain market disruptions or a further downgrade of our credit rating might further increase our cost of borrowing or further impair our ability to access one or any of the capital markets. Such disruptions could include:

•	further economic downturns;

•	capital market conditions generally;

•	market prices for electricity and natural gas;

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies; or

•	the overall health of the energy industry, including the bankruptcy or insolvency of other energy companies.

Despite our restructuring efforts, we may not attain investment grade ratings.

          Credit rating agencies perform independent analysis when assigning credit ratings. Given the significant changes in capital markets and the energy industry over the last few years, credit rating agencies continue to review the criteria for attaining investment grade ratings. Our goal is to attain investment grade ratings. However, there is no guarantee that the credit rating agencies will assign us investment grade ratings once we meet or exceed their criteria for investment grade ratings.

Risks Related to the Regulation of Our Businesses

Our businesses are subject to complex government regulations. The operation of our businesses might be adversely affected by changes in these regulations or in their interpretation or implementation.

          Existing regulations might be revised or reinterpreted, new laws and regulations might be adopted or become applicable to us or to our facilities, and future changes in laws and regulations might have a detrimental effect on our business. Certain restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed.

          The Federal Energy Regulatory Commission, or FERC, issued a rule, Order No. 2004, on November 25, 2003, which has been clarified in rehearing orders issued April 16, 2004 and August 2, 2004, adopting standards of conduct for transmission providers (including our interstate gas pipelines) when dealing with “energy affiliates” as defined by the rule. The standards of conduct, effective September 22, 2004, are intended to prevent transmission providers from preferentially benefiting their energy affiliates, by requiring the employees of the transmission provider to function independently from employees of energy affiliates and by restricting information transmission providers may provide to energy affiliates. The inefficiencies created by the restrictions on the sharing of employees and information may increase our costs, and the restrictions on sharing of information may have an adverse impact on our senior management’s ability to effectively obtain important information about our business.

Our revenues might decrease if we are unable to gain adequate, reliable and affordable access to transmission and distribution assets due to the FERC and regional regulation of wholesale market transactions for electricity and gas.

          We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we buy and sell in the wholesale market. If transmission is disrupted, if capacity is inadequate, or if credit requirements or rates of such utilities or energy companies are increased, our ability to sell and deliver products might be hindered. The FERC has issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, some companies have failed to provide fair and equal access to their transmission systems or have not provided sufficient transmission capacity to enable other companies to transmit electric power. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish the FERC’s objectives.

          In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and might continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms might adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other market operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

The different regional power markets in which we compete or will compete in the future have changing regulatory structures, which could affect our growth and performance in these regions.

          Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that might arise in the formation and operation of new regional transmission organizations, or RTOs, might restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets might also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop and evolve or what regions they will cover, we are unable to assess fully the impact that these power markets might have on our business.

Our gas sales, transmission, and storage operations are subject to government regulations and rate proceedings that could have an adverse impact on our ability to recover the costs of operating our pipeline facilities.

          Our interstate gas sales, transmission, and storage operations conducted through our Gas Pipeline business are subject to the FERC’s rules and regulations in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC’s regulatory authority extends to:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates and charges;

•	construction;

•	acquisition, extension or abandonment of services or facilities;

•	accounts and records;

•	depreciation and amortization policies; and

•	operating terms and conditions of service.

          The FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry that has led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transmission provider based on economic and other considerations.

Risks Related to Environmental Matters

We could incur material losses if we are held liable for the environmental condition of any of our assets or divested assets, which could include losses that exceed our current expectations.

          We are generally responsible for all on-site liabilities associated with the environmental condition of our facilities and assets, which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In addition, in connection with certain acquisitions and sales of assets, we might obtain, or be required to provide, indemnification against certain environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses. If a purchaser of one of our divested assets incurs a liability due to the environmental condition of the divested asset, we may have a contractual obligation to indemnify that purchaser or otherwise retain responsibility for the environmental condition of the divested asset. We may also have liability for the environmental condition of divested assets under applicable federal, state or foreign laws and regulations. Changes to applicable laws and regulations, or changes to their interpretation, may increase our liability. Environmental conditions of divested assets may not be covered by insurance. Even if environmental conditions are covered by insurance, policy conditions may not be met.

          We make assumptions and develop expectations about possible liability related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change. Our assumptions and expectations are also based on available information. If more information becomes available to us, our assumptions may change. Any of these changes may result in not only increased risk related to one or more of our assets, but material losses in excess of current estimates.

Our business is subject to environmental legislation in all jurisdictions in which it operates, and any changes in such legislation could negatively affect our results of operations.

          Our operations are subject to extensive environmental regulation pursuant to a variety of federal, state, municipal and foreign laws and regulations. Such environmental legislation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management.

          Compliance with environmental legislation has required and will require significant expenditures, including expenditures for compliance with the Clean Air Act and other legislation, and for clean up costs and damages arising out of contaminated properties. Failure to comply with environmental legislation and regulations might result in the imposition of fines and penalties or other sanctions. The steps we take to bring certain of our facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses.

          Further, our regulatory rate structure and our contracts with clients might not necessarily allow us to recover capital costs we incur to comply with new or existing environmental regulations. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we might be subject to penalties and fines imposed against us by regulatory authorities. No assurance can be made that the costs of complying with environmental legislation in the future will not have a material adverse effect on our financial condition or results of operations.

Risks Related to Accounting Standards

Potential changes in accounting standards might cause us to revise our financial results and disclosure in the future, which might change the way analysts measure our business or financial performance.

          Recently discovered accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies’ relationships with their independent auditors and retirement plan practices. Because it is still unclear what laws or regulations will develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically.

          In addition, the Financial Accounting Standards Board, or FASB, or the Securities and Exchange Commission, or SEC, could enact new accounting standards that might impact how we are required to record revenues, expenses, assets and liabilities.

Risks Related to Our Industry

The long-term financial condition of our U.S. and Canadian natural gas transmission and midstream businesses are dependent on the continued availability of natural gas reserves.

          The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves might not be developed in commercial quantities and in sufficient amounts to fill the capacities of our gathering and processing pipeline facilities.

Our drilling, production, gathering, processing and transporting activities involve numerous risks that might result in accidents and other operating risks and costs.

          Our operations are subject to all of the risks and hazards typically associated with the exploitation, development and exploration for, and the production and transportation of oil and gas. These operating risks include, but are not limited to:

•	blowouts, cratering and explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	fires;

•	formations with abnormal pressures;

•	pollution and other environmental risks; and

•	natural disasters.

          In addition, there are inherent in our gas gathering, processing and transporting properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks.

          Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances could adversely impact our ability to meet contractual obligations and retain customers. For example, a 26 inch segment of Northwest Pipeline from Sumas to Washougal, Washington was idled in 2003 after two line breaks associated with stress corrosion cracking, or SCC, occurred. SCC is caused by a specific combination of stress and exposure to environmental factors such as soil acidity, moisture, and electro-chemical properties that occurs in older pipelines. This type of corrosion cracking is a very complex technical phenomenon and, while the industry is making progress in developing methods to predict and identify SCC, there are still many unknowns. Northwest Pipeline is working with federal and state regulatory agencies and its customers to permanently replace the capacity associated with the 26 inch pipeline.

          Potential customer impacts arising from service interruptions on any of our pipeline transmission facilities could include potential limitations on the pipeline’s ability to satisfy customer requirements, obligations to provide reservation charge credits to customers in times of constrained capacity, and solicitation of existing customers by others for potential new pipeline projects that would compete directly with existing service.

Compliance with the Pipeline Safety Improvement Act may result in unanticipated costs and consequences.

          Implementation of new Pipeline Safety Improvement Act, or PSIA, regulations requires us to implement an Integrity Management Plan, or IMP, for our gas transmission pipelines by December 2004. As part of the IMP, we must identify High Consequence Areas, or HCA, through which our pipelines run. Although our investigations are ongoing, we believe that certain segments of our pipelines will be determined to run through HCAs. An HCA is defined by the rule as an area where the potential consequence of a gas pipeline accident may be significant or do considerable harm to people or property. Designing and implementing the IMP and identifying HCA’s could result in significant additional costs. There is always the possibility that the assessments related to the IMP would reveal an unexpected condition for which remedial action would be required.

Estimating reserves and future net revenues involves uncertainties and negative revisions to reserve estimates, and oil and gas price declines may lead to impairment of oil and gas assets.

          Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The process relies on interpretations of available geological, geophysical, engineering and production data. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including many factors beyond the control of the producer. The reserve data incorporated by reference into this exchange offer prospectus represent estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time.

          Quantities of proved reserves are estimated based on economic conditions in existence during the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives of certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, which reduces proved property reserve estimates.

          If negative revisions in the estimated quantities of proved reserves were to occur, it would have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties which would result in a further non-cash charge to earnings. The revisions could also affect the evaluation of goodwill for impairment purposes.

Other Risks

The threat of terrorist activities and the potential for continued military and other actions could adversely affect our business.

          The continued threat of terrorism and the impact of continued military and other action by the United States and its allies might lead to increased political, economic and financial market instability and volatility in prices for natural gas, which could affect the market for our gas operations. In addition, future acts of terrorism could be directed against companies operating in the United States, and it has been reported that terrorists might be targeting domestic energy facilities. While we are taking steps that we believe are appropriate to increase the security at locations where our energy assets are located, there is no assurance that we can completely secure our locations or to completely protect them against a terrorist attack. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business. In particular, we might experience increased capital or operating costs to implement increased security for our energy assets.

Historic performance of our exploration and production business is no guarantee of future performance.

          Performance of our exploration and production business is affected in part by factors beyond our control, such as:

•	regulations and regulatory approvals;

•	availability of capital for drilling projects which may be affected by other risk factors discussed in this exchange offer prospectus;

•	cost-effective availability of drilling rigs and necessary equipment;

•	availability of cost-effective transportation for products; or

•	market risks already discussed, or incorporated by reference, in this exchange offer prospectus.

          Our success rate for drilling projects in 2003 should not be considered a predictor of future performance. Reserves that are “proven reserves” are those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty are recoverable in future years form known reservoirs under existing economic and operating conditions, but should not be considered as a guarantee of results for future drilling projects.

Our assets and operations can be affected by weather and other natural phenomena.

          Our assets and operations, especially those located offshore, can be adversely affected by hurricanes, earthquakes, tornadoes and other natural phenomena and weather conditions including extreme temperatures.

Our restated certificate of incorporation, as supplemented, and bylaw provisions, and several other factors, could limit another party’s ability, to acquire us and could deprive you of the opportunity to obtain a takeover premium for your shares of common stock.

          A number of provisions in our restated certificate of incorporation, as supplemented, bylaws and rights agreement and under Delaware law could make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See the section of this exchange offer prospectus entitled “Description of Capital Stock.”

USE OF PROCEEDS

          We will not receive any cash proceeds from the exchange offer. We will pay all expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer and the out of pocket expenses of the dealer managers. Except as otherwise provided in the section of this exchange offer prospectus entitled “The Exchange Offer — Transfer Taxes,” we will pay the transfer taxes, if any, on the exchange of any Income PACS.

MARKET FOR COMMON STOCK AND INCOME PACS

          Our common stock and the Income PACS are listed on the New York Stock Exchange under the symbols “WMB” and “WMB PrI,” respectively. The following table sets forth the high and low sales price and dividends declared per share of our common stock and high and low sales price per Income PACS on the New York Stock Exchange during the periods shown:

	Common Stock			Income PACS

	High	Low	Dividends	High	Low

Year ended December 31, 2002:
First Quarter	$26.35	$14.05	$0.20	$26.15	$17.50
Second Quarter	24.41	5.30	0.20	26.39	11.50
Third Quarter	6.73	0.78	0.01	12.90	3.45
Fourth Quarter	3.10	1.30	0.01	8.30	6.05
Year ended December 31, 2003:
First Quarter	$4.84	$2.51	$0.01	$9.80	$7.75
Second Quarter	9.04	4.63	0.01	13.53	9.40
Third Quarter	9.57	6.05	0.01	13.44	9.82
Fourth Quarter	10.73	8.79	0.01	14.80	12.00
Year ending December 31, 2004:
First Quarter	$11.47	$8.49	$0.01	$14.86	$11.95
Second Quarter	12.36	9.56	0.01	14.15	12.36
Third Quarter (through September 16, 2004)	12.67	11.36	0.01	14.54	12.79

          The last reported sale price of our common stock on the New York Stock Exchange on September 16, 2004 was $12.05 per share. The last reported sale price of the Income PACS on September 16, 2004 was $13.34 per Income PACS. As of September 13, 2004, there were 522,948,894 shares of common stock outstanding, owned by approximately 13,500 holders of record. As of September 13, 2004, there were 44,000,000 Income PACS outstanding. No Growth PACS were outstanding as of September 13, 2004.

          Future dividends will be payable on our common stock only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors. We do not anticipate any change in our dividend policy in 2004.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following table sets forth consolidated financial data as of the dates and for the periods presented. The financial data for each of the years during the five-year period ended December 31, 2003 have been derived from our consolidated financial statements as audited by Ernst & Young LLP, independent registered public accounting firm. The financial data are qualified in their entirety by, and should be read in conjunction with, our audited consolidated financial statements, the related notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2003, as amended, which is incorporated in this exchange offer prospectus by reference. The financial data as of and for the six months ended June 30, 2003 and June 30, 2004 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated in this exchange offer prospectus by reference.

	Six Months Ended
	June 30		Year Ended December 31

	2004	2003(1)	2003	2002	2001	2000	1999

	(Unaudited(Dollars in millions, except per share amounts)
Consolidated Income Statement Data:
Revenues(2)	$6,114.2	$8,388.4	$16,644.7	$3,393.9	$4,899.5	$4,859.2	$3,558.8
Income (loss) from continuing operations(3)	(19.5)	70.6	28.2	(597.1)	640.5	666.5	87.7
Income (loss) from discontinued operations(4)	11.2	145.9	240.9	(157.6)	(1,118.2)	(142.2)	68.5
Extraordinary gain(5)	—	—	—	—	—	—	65.2
Cumulative effect of change in accounting principles(6)	—	(761.3)	(761.3)	—	—	—	—
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	(0.04)	0.07	—	(1.33)	1.28	1.49	0.19
Income (loss) from discontinued operations	0.02	0.28	0.46	(0.30)	(2.23)	(0.32)	0.16
Extraordinary gain	—	—	—	—	—	—	0.15
Cumulative effect of change in accounting principles	—	(1.45)	(1.47)	—	—	—	—
Cash dividends per common share	0.02	0.02	0.04	0.42	0.68	0.60	0.60
Cash Flow and Other Financial Data:
Net cash provided (used) by operating activities(7)	$615.1	$468.9	$770.1	$(515.3)	$1,828.6	N/A	N/A
Ratio of earnings to fixed charges(8)(9)	—	1.14	1.00	—	2.36	2.48	1.23

		As of December 31
	As of June 30,
	2004	2003	2002	2001	2000	1999

	(Unaudited)
		(Dollars in millions)
Balance Sheet Data:
Total assets	$26,168.4	$27,021.8	$34,988.5	$38,614.2	$34,776.6	$21,682.1
Short-term notes payable and long-term debt due within one year	276.6	938.5	2,077.1	2,510.4	3,193.2	1,525.1
Long-term debt	9,483.0	11,039.8	11,075.7	8,285.0	6,316.8	6,211.6
Stockholders’ equity	3,998.9	4,102.1	5,049.0	6,044.0	5,892.0	5,585.2

(1)	Certain amounts have been reclassified as described in Note 2 to Consolidated Financial Statements contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, which is incorporated by reference into this exchange offer prospectus.

(2)	As discussed in Note 1 of Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2003, as amended, the adoption of Emerging Issues Task Force Issue No. 02-3 (EITF 02-3) requires that revenues and costs of sale from non-derivative contracts and certain physically settled derivative contracts be reported on a gross basis. Prior to the adoption, these revenues were presented net of costs. As permitted by EITF 02-3, prior year amounts have not been restated.

(3)	See Note 4 of Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2003, as amended, for discussion of asset sales, impairments and other accruals in 2003, 2002 and 2001 and see Note 3 of Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2003, as amended, for discussion of write-downs of certain assets related to WilTel Communications, formerly Williams Communications Group, (WilTel) in 2002 and 2001. See Note 1 of Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2003, as amended, for discussion of revenue recognized in 2003 related to the correction of prior period items.

(4)	See Note 2 of Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2003, as amended, for the discussion of the 2003, 2002 and 2001 income (losses) from discontinued operations. The income (loss) from discontinued operations for 2000 and 1999 relates to the operations of WilTel; Kern River Gas Transmission; Williams Gas Pipelines Central; the Colorado soda ash mining; Mid-America and Seminole pipelines; retail travel centers; bio-energy; Midsouth refinery; Texas Gas Transmission; Williams Energy Partners; Alaska refining, retail and pipeline, Canadian liquids (2000 only) and the Canadian straddle plants (2000 only).

(5)	The extraordinary gain for 1999 relates to the sale of our retail propane business, Thermogas L.L.C.

(6)	See Note 1 of Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2003, as amended, for discussion of the 2003 cumulative effect of change in accounting principles.

(7)	Includes cash provided by operating activities of discontinued operations of $11.5 million and $64.8 million for the six months ended June 30, 2004 and 2003, respectively, and $162.2 million, $583.2 million and $461.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. The amounts for the years ended December 31, 2000 and 1999 as previously reported are not comparable due to the restatement reflected in our annual report on Form 10-K for the year ended December 31, 2003, as amended.

(8)	Earnings were inadequate to cover fixed charges by $14.5 million for the six months ended June 30, 2004 and by $909.6 million for the year ended December 31, 2002.

(9)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income (loss) from continuing operations before income taxes, minority interest in income (loss) of consolidated subsidiaries, and equity earnings; plus fixed charges (discussed below) and an adjustment to reflect actual distributions from equity investments; less capitalized interest and preferred distributions. Fixed charges means the sum of the following: interest accrued, including a proportionate share from equity-method investees; that portion of rental expense that we believe to represent an interest factor; and the pretax effect of preferred distributions.

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

          We are making the exchange offer as part of our ongoing strategy to reduce our overall indebtedness. The exchange offer allows us to retire the notes included in the Income PACS instead of having them remain outstanding if a remarketing of the notes is successful.

Terms of the Exchange Offer

          We are offering to exchange one (1.0000) share of our common stock plus $1.47 in cash for each validly tendered and accepted FELINE PACS in the form of an Income PACS, up to an aggregate of 43,900,000 Income PACS, upon the terms and subject to the conditions set forth in this exchange offer prospectus and in the related letter of transmittal. Income PACS validly tendered and not withdrawn will be subject to proration as described in this exchange offer prospectus (1) if we determine there is any likelihood that the New York Stock Exchange continued-listing condition described below may not be satisfied based on consultations with the New York Stock Exchange or (2) if more than 43,900,000 Income PACS are validly tendered and not withdrawn.

          We are only tendering for Income PACS. We are not tendering for Growth PACS. If you hold Growth PACS and would like to participate in the exchange offer, then before tendering, you must recreate Income PACS from your Growth PACS. See the section of this exchange offer prospectus entitled “Description of FELINE PACS — Recreating Income PACS” for a discussion on how to recreate Income PACS from Growth PACS.

          Any Income PACS tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. Income PACS accepted in the exchange offer, including the underlying purchase contracts and notes, will be retired and cancelled. We intend to treat the exchange of your Income PACS for shares of our common stock plus cash pursuant to the exchange offer as a cash settlement of the purchase contract and redemption of the note for its adjusted issue price. See the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences — Federal Income Tax Treatment of Participation in the Exchange.”

          By tendering your Income PACS, you will lose your right to receive quarterly contract adjustment payments and interest payments on the notes payable after the completion of the exchange offer.

Expiration Date

          The term “expiration date” means 5:00 p.m., New York City time, on October 18, 2004. However, if we extend the period of time for which the exchange offer remains open, the term “expiration date of this exchange offer” means the latest time and date to which the exchange offer is so extended.

Source of Cash to be Paid in the Exchange Offer

          If Income PACS aggregating 43,900,000 units, the maximum amount we will accept for exchange, are validly tendered and accepted for exchange by us, we will pay an aggregate of approximately $65 million in cash to exchanging holders. We intend to fund the cash component of the exchange consideration from our available cash.

Conditions to the Exchange Offer

          Notwithstanding any other provision of the exchange offer to the contrary, the exchange offer is subject to the following conditions that we may not waive:

•	the registration statement of which this exchange offer prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC;

•	there being no likelihood that the acceptance for exchange of the outstanding Income PACS pursuant to the exchange offer will cause the outstanding Income PACS to be de-listed from the New York Stock Exchange for any reason; and

•	the satisfaction of the following conditions set forth in the dealer manager agreement and the compliance with certain covenants contained in the dealer manager agreement, in each case, as of the expiration date of the exchange offer (any of which may be waived by the dealer managers in their discretion):

•	the accuracy in all material respects of the representations and warranties made by us in the dealer manager agreement;

•	the delivery by us to the dealer managers of customary officers’ and secretary’s certificates as of the expiration date;

•	the delivery by us to the dealer managers of a “comfort letter” from our independent registered public accounting firm with respect to certain information contained or incorporated by reference in this exchange offer prospectus; and

•	the delivery by us to the dealer managers of legal opinions rendered by our counsel as of the expiration date.

          The New York Stock Exchange will consider de-listing the outstanding Income PACS if, following the exchange, the number of publicly-held Income PACS is less than 100,000, the number of holders of Income PACS is less than 100, the aggregate market value of the Income PACS is less than $1 million or for any other reason based on the suitability for the continued listing of the Income PACS in light of all pertinent facts as determined by the New York Stock Exchange. In the event that a significant number of holders tender their Income PACS or a significant number of the Income PACS are tendered in the offer such that we believe there is any likelihood that the Income PACS could be de-listed from the New York Stock Exchange, we may accept a pro rata amount of the Income PACS tendered in order to ensure that the Income PACS continue to be listed on the New York Stock Exchange. Therefore, while we are making this exchange offer for up to 43,900,000 Income PACS, we may not accept 43,900,000 Income PACS if doing so may result in the de-listing of the Income PACS. If the Income PACS are likely to be de-listed, we are required to prorate the offer to ensure that the Income PACS remain listed on the New York Stock Exchange. If we decide to prorate the offer such that we will only accept an aggregate number of Income PACS that is lower than the 43,900,000 Income PACS that we are currently seeking to exchange, we will extend the exchange offer for a period of ten business days and provide holders with notice of such extension as described below under “— Extension, Delay in Acceptance, Amendment or Termination.”

          In addition, notwithstanding any other provision of the exchange offer to the contrary, we will not be required to accept for exchange Income PACS tendered pursuant to the exchange offer and may terminate or extend the exchange offer if any condition to the exchange offer is not satisfied. We may also, subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of Income PACS validly tendered and not withdrawn prior to the expiration date of the exchange offer, if any one of the conditions described above is not satisfied or any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

          These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

          We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all Income PACS previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for exchange by us.

          We also expressly reserve the right, at any time or from time to time, subject to and in accordance with applicable law, to:

•	delay the acceptance for exchange of Income PACS for administrative purposes, as such may be required by difficulties in determining the final proration percentage, if any, or calculating soliciting dealer fees, subject to and in accordance with applicable law;

•	waive any condition (other than those conditions we have identified as conditions we cannot waive) or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the exchange agent subject to and in accordance with applicable law; or

•	terminate or withdraw the exchange offer if any condition to the exchange offer is not satisfied, by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the exchange agent.

          Other than an extension of the exchange offer or the administrative purposes described above, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Income PACS.

          If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

          If we make a change in the number of Income PACS sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

          Any waiver, amendment or modification will apply to all Income PACS tendered, regardless of when or in what order such Income PACS were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

          Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

          We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above under “— Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your Income PACS in connection with the exchange offer, and any Income PACS you have tendered that we have not accepted for exchange will be returned promptly to you.

Priority of Exchanges and Proration

Priority of exchanges

          Upon the terms and subject to the conditions of the exchange offer, if 43,900,000 or fewer Income PACS are validly tendered and not validly withdrawn on or prior to the expiration date of the exchange offer, we will accept for exchange all validly tendered Income PACS if, and only if, the acceptance of such tendered Income PACS would not result in the de-listing of the Income PACS from the New York Stock Exchange.

          Upon the terms and subject to the conditions of the exchange offer, if more than 43,900,000 Income PACS are validly tendered and not validly withdrawn on or prior to the expiration date of the exchange offer, we will accept Income PACS from all holders who validly tender Income PACS, on a pro rata basis with appropriate adjustment to avoid fractional units. In addition, if we determine that there is any likelihood that the New York Stock Exchange continued-listing condition may not be met, we may accept a pro rata amount of the Income PACS tendered in the exchange offer to ensure that the Income PACS continue to be listed on the New York Stock Exchange after the consummation of the exchange offer. Any Income PACS tendered but not accepted because of proration will be returned to you. We will announce this proration percentage, if it is necessary, after the expiration date of exchange offer.

Proration

          If, for any reason, proration of tendered Income PACS is required, we will determine the final proration factor promptly after the expiration date of the exchange offer. Proration for each holder validly tendering Income PACS will be based on the ratio of the number of Income PACS validly tendered by the holder to the total number of Income PACS validly tendered by all holders. This ratio will be applied to holders tendering Income PACS to determine the number of Income PACS, rounded up or down as nearly as practicable to the nearest whole unit, that will be purchased from each holder pursuant to the exchange offer.

          Because of the potential difficulty in determining the number of Income PACS validly tendered and not withdrawn, we do not expect that we will be able to announce the final proration percentage until three to five business days after the expiration date of the exchange offer. The preliminary results of any proration will be announced by press release promptly after the expiration date of the exchange offer. Holders may obtain preliminary proration information from the dealer managers and the information agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence exchange of the tendered Income PACS promptly after the expiration date of the exchange offer, but no later than five business days after the expiration date of the exchange offer.

          As described in the section of this exchange offer prospectus entitled “Material U.S. Federal Income Tax Consequences,” you may be required to recognize taxable gain or loss with respect to the notes that are part of your Income PACS. If you are required to recognize taxable gain or loss with respect to such notes, the amount of gain or loss recognized by you will depend in part on the adjusted basis you have in the notes that are part of your Income PACS. If any of your notes has an adjusted basis that is different from any of your other notes and we prorate the tendered Income PACS, you may wish to designate which of the Income PACS are to be purchased in the exchange. The letter of transmittal provides you the opportunity to designate the order of priority in which Income PACS are to be purchased, if we prorate the tendered Income PACS.

Procedures for Tendering Income PACS

          Only a holder of Income PACS may participate in the exchange offer. If you hold Growth PACS, see the section of this exchange offer prospectus entitled “Description of FELINE PACS — Recreating Income PACS” for a discussion of how to recreate Income PACS from Growth PACS.

How to tender if you are a beneficial owner

          If you beneficially own Income PACS that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Income PACS, you should contact the registered holder promptly and instruct it to tender your Income PACS on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Income PACS, either:

•	make appropriate arrangements to register ownership of the Income PACS in your name; or

•	obtain a properly completed power from the registered holder of your Income PACS.

          The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date of the exchange offer.

How to tender generally

          To participate in the exchange offer, a holder must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date of the exchange offer.

          In addition, either:

•	the exchange agent must receive the Income PACS along with the letter of transmittal prior to the expiration date of the exchange offer; or

•	the exchange agent must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Income PACS into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

          To be validly tendered, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to the expiration date of the exchange offer.

          The tender by a holder that is not withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this exchange offer prospectus and in the letter of transmittal.

          The method of delivery of the Income PACS, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send the letter of transmittal or Income PACS to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

Signatures and signature guarantees

          If you are using a letter of transmittal or a notice of withdrawal (as described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers. Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the Income PACS are tendered:

•	by a registered holder who has signed the letter of transmittal and the exchange consideration to be received in the exchange offer is to be issued directly to such registered holder and such holder has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When you need endorsements or powers of attorney

          If the letter of transmittal is signed by a person other than the registered holder of any Income PACS, the Income PACS must be endorsed or accompanied by a properly completed power of attorney. The power of attorney must be signed by the registered holder as the registered holder’s name appears on the Income PACS. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the power of attorney.

          If the letter of transmittal or any Income PACS are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering through DTC’s automated tender offer program

          The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Income PACS to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

          The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Income PACS that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

Determination of Validity

          We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Income PACS. We reserve the absolute right to reject any and all Income PACS not validly tendered or any Income PACS whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Income PACS must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of Income PACS will not be considered to have been made until any defects or irregularities have been cured or waived. Any Income PACS received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned promptly by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Withdrawals of Tenders

          You may validly withdraw Income PACS that you tender at any time prior to the expiration date of the exchange offer, which is 5:00 p.m., New York City time, on October 18, 2004, unless we extend it. In addition, if not previously returned, you may withdraw any Income PACS that you tender that are not accepted by us for exchange after November 15, 2004, which is 40 business days from September 17, 2004. For a withdrawal of Income PACS to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration date or, if not previously accepted by us, after November 15, 2004, in both cases, at the address set forth on the back cover page of this exchange offer prospectus. Any notice of withdrawal must:

•	specify the name of the person who tendered the Income PACS to be withdrawn;

•	identify the Income PACS to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Income PACS were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the Income PACS into the name of the person withdrawing the tender.

          If we extend the exchange offer, are delayed in our acceptance of the Income PACS for exchange or are unable to accept Income PACS pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may retain tendered Income PACS and such Income PACS may not be withdrawn except as otherwise provided in this exchange offer prospectus, subject to provisions under the Securities Exchange Act of 1934 that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

          If you have tendered your Income PACS through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration date of the exchange offer.

          All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Income PACS withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the Income PACS so withdrawn are validly retendered. Any Income PACS that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn Income PACS may be retendered by following one of the procedures described above under “— Procedures for Tendering Income PACS” at any time prior to the expiration date of the exchange offer.

Acceptance; Exchange of Income PACS

          We will issue the exchange consideration, and cause it to be delivered, upon the terms of the exchange offer and applicable law in exchange for Income PACS validly tendered in the exchange offer promptly after the expiration date of the exchange offer and our acceptance of the validly tendered Income PACS. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Income PACS or defectively tendered Income PACS with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the exchange agent. We will pay for Income PACS accepted for exchange by us pursuant to the exchange offer by depositing the exchange consideration with the exchange agent. The exchange agent will act as your agent for the purpose of receiving consideration from us and transmitting such consideration to you.

          In all cases, payment for Income PACS accepted for exchange by us pursuant to the exchange offer will be made, and delivered, promptly after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the Income PACS into the exchange agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering Income PACS — Tendering through DTC’s automated tender offer program” above;

•	a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

          If we do not accept any Income PACS tendered for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such Income PACS to the account maintained at DTC from which the tendered Income PACS were delivered.

          Under no circumstances will we pay interest on the exchange consideration regardless of any delay in making such payment.

Return of Unaccepted Income PACS

          Any tendered Income PACS that are not accepted for exchange by us, including due to the proration provisions, will be returned without expense to their tendering holder. In the case of Income PACS tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described above, such non-exchanged Income PACS will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Compliance With State Securities Laws

          We are making the exchange offer to all holders of outstanding Income PACS. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of Income PACS be accepted from or on behalf of, the holders of Income PACS residing in any such jurisdiction.

Foreign Securities Matters

          No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this exchange offer prospectus or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this exchange offer prospectus nor any other offering material or advertisements in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This exchange offer prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this exchange offer prospectus comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this exchange offer prospectus, and the resale of the shares of common stock.

Exchange Agent

          JPMorgan Chase Bank has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this exchange offer prospectus. Delivery of a letter of transmittal to an address or transmission of the letter of transmittal via facsimile other than as set forth on the back cover of this exchange offer prospectus does not constitute a valid delivery of the letter of transmittal.

Information Agent

          D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this exchange offer prospectus or of the letter of transmittal should be directed to the information agent at the address set forth on the back cover of this exchange offer prospectus.

Dealer Managers

          The dealer managers for the exchange offer are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC. We have agreed to pay the dealer managers compensation for their services as dealer managers in connection with this exchange offer, which compensation is based on the total number of validly tendered and accepted Income PACS and varies from $0.1250 for each validly tendered and accepted Income PACS, if 26,340,000 or fewer Income PACS are accepted, to $0.1375 for each validly tendered and accepted Income PACS, if more than 26,340,000 Income PACS are accepted. Of the 44,000,000 Income PACS that are outstanding, (i) if 26,340,000 Income PACS are validly tendered and accepted, the compensation payable to the dealer managers would be approximately $3.3 million and (ii) if 43,900,000 are validly tendered and accepted, the compensation payable to the dealer managers would be approximately $6.0 million.

          The dealer managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The dealer managers have received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The dealer managers may from time to time hold Income PACS and shares of our common stock in their proprietary accounts, and, to the extent they own Income PACS in these accounts at the time of the exchange offer, the dealer managers may tender these Income PACS, although a dealer manager will not be paid a fee for Income PACS tendered by that dealer manager for its own account. During the course of the exchange offer, the dealer managers may trade shares of our common stock for their own account or for the accounts of their customers. As a result, the dealer managers may hold a long or short position in our common stock.

          JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the purchase contract agent for the Income PACS and the trustee of the notes forming a part of the Income PACS. JPMorgan Chase Bank has in the past and may in the future receive customary compensation for such services.

          Merrill Lynch, Pierce, Fenner & Smith Incorporated is the remarketing agent for the notes forming a part of the Income PACS and will receive a fee in connection with a successful remarketing of such notes in an amount not to exceed 0.25% of the Treasury portfolio price applicable to the notes (for the November 2004 remarketing) or 0.25% of the principal amount of the notes (for the February 2005 remarketing).

Fees and Expenses

          We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by the dealer managers and information agent, as well as by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent, the dealer managers and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

          Soliciting Dealer Fees. We will pay a fee to soliciting dealers of an amount equal to $0.0625 for each validly tendered and accepted Income PACS in the exchange offer for beneficial owners whose ownership is equal to or fewer than 10,000 units. Any fees payable pursuant to this paragraph shall be paid in full to a soliciting dealer if such soliciting dealer is designated (as herein described), in which case such fees shall be payable in full to such designated soliciting dealer (which designated soliciting dealer may be a dealer manager). Reference to a soliciting dealer shall include a dealer manager designated as a soliciting dealer.

          A designated soliciting dealer is an entity obtaining the tender, if the applicable letter of transmittal includes its name in the “Solicited Tenders” box and it is:

•	a broker or dealer in securities, including a dealer manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD;

•	a foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the U.S. to the same extent as though it were an NASD member; or

•	a bank or trust company.

          Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the exchange offer consist solely of forwarding to clients materials relating to the exchange offer, including the applicable letter of transmittal, and tendering Income PACS as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of Income PACS as to whether to tender or refrain from tendering in the exchange offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the exchange offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the exchange offer, the term “solicit” shall be deemed to mean no more than “processing shares tendered” or “forwarding to customers materials regarding the exchange offer.”

          No such soliciting dealer fee shall be payable to a soliciting dealer with respect to the tender of Income PACS by a holder unless the letter of transmittal accompanying such tender designates such soliciting dealer. No such fee shall be paid to a soliciting dealer with respect to Income PACS tendered for such soliciting dealer’s own account. If tendered Income PACS are registered in the name of such soliciting dealer, no such fee shall be payable unless such Income PACS are held by such soliciting dealer as nominee and such Income PACS are being tendered for the benefit of one or more beneficial owners identified on the applicable letter of transmittal. You should complete the “Solicited Tenders” box in the applicable letter of transmittal to designate a soliciting dealer even if you tender through DTC’s automated tender offer program. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Williams, the exchange agent, the information agent or the dealer managers for purposes of the exchange offer.

          By accepting any soliciting dealer fee, a person shall be deemed to have represented that:

•	it has complied with the applicable requirements of the Exchange Act, and the applicable rules and regulations thereunder, in connection with such solicitation;

•	it is entitled to such compensation for such solicitation under the terms and conditions of the exchange offer;

•	in soliciting tenders of Income PACS, it has used no soliciting materials other than those furnished by us; and

•	if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD’s Rules of Fair Practice in making solicitations.

Transfer Taxes

          Holders who tender their Income PACS for exchange will not be obligated to pay any transfer taxes. If, however:

•	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered Income PACS;

•	the Income PACS are registered in the name of any person other than the person signing the letter of transmittal; or

•	transfer tax is imposed for any reason other than the exchange of shares of our common stock for Income PACS in connection with the exchange offer,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

          No appraisal or dissenters’ rights are available to holders of Income PACS under applicable law in connection with the exchange offer.

Accounting Treatment

          As consideration for the exchange of the Income PACS, we will issue our common stock and pay cash. We will record as an increase to stockholders’ equity the fair value of the stock purchase contracts and the fair value of the common stock issued. We will reduce our liabilities for (1) the carrying amount of the senior notes retired, (2) the accrued interest on the senior notes retired and (3) the unpaid portion of contract adjustment payments that were recorded when the Income PACS were originally issued. We will record an expense from debt extinguishment in our income statement to the extent that the consideration allocated to the senior notes retired differs from their carrying amount. The amount of expense will depend upon the number of Income PACS tendered and the fair value of our common stock on the date the exchange offer is consummated.

Subsequent Repurchases of Income PACS; Discharge of Notes

          Whether or not the exchange offer is consummated, we or our affiliates may from time to time acquire Income PACS, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the prices to be paid pursuant to the exchange offer and could be for cash or other consideration. Rule 13e-4 under the Securities Exchange Act of 1934, as amended, however, prohibits us and our affiliates from purchasing any Income PACS, other than pursuant to the exchange offer, from the date of this exchange offer prospectus until at least ten business days after the expiration or termination of the exchange offer. Any possible future purchases by us will depend on many factors, including the results of the exchange offer, the market price of the Income PACS, our business and financial position, and general economic and market conditions. We do not currently plan to effect any open-market repurchases of Income PACS if such purchases would cause the Income PACS to be de-listed from the New York Stock Exchange. Nothing contained in the exchange offer will prevent us or our affiliates from exercising rights under the indenture to defease or otherwise discharge our obligations thereunder with respect to the indenture and/or the notes by depositing cash and/or securities with the trustee in accordance with the terms of the indenture.

COMPARISON OF RIGHTS BETWEEN THE INCOME PACS AND OUR COMMON STOCK

          The following describes the material differences between the rights of holders of the Income PACS and holders of shares of our common stock. While we believe that the description covers the material differences between the Income PACS and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire exchange offer prospectus and the other documents we refer to for a more complete understanding of the differences between being a holder of Income PACS and a holder of shares of our common stock.

Ranking

          In any liquidation, dissolution or winding up of Williams, our common stock would rank below all debt claims against Williams, including the notes that are part of the Income PACS. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders have been satisfied. In addition, holders of shares of our preferred stock, if any, that may be issued will have priority over the holders of our common stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

Governing Document

          As a holder of Income PACS, your rights currently are set forth in, and you may enforce your rights under, the purchase contract agreement, the pledge agreement, the remarketing agreement and the indenture and supplemental indenture governing the notes. After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Delaware General Corporation Law and our restated certificate of incorporation, as supplemented, and bylaws.

Payments

          Holders of Income PACS are entitled to quarterly contract adjustment payments, quarterly interest payments, or both, as described in the section of this exchange offer prospectus entitled “Description of FELINE PACS — Current Payments.” Holders of shares of our common stock are entitled to receive ratable dividends as declared by our board of directors out of funds legally available for such purpose.

Redemption

          We may redeem the notes that comprise part of the Income PACS upon the occurrence of the tax events described in the section of this exchange offer prospectus entitled “Description of the Notes — Tax Event Redemption.” The shares of our common stock are not subject to redemption.

Listing

          The Income PACS are listed and traded on the New York Stock Exchange under the symbol “WMB PrI,” and our common stock is listed and traded on the New York Stock Exchange under the symbol “WMB.” The Growth PACS and the notes are not listed on the New York Stock Exchange or any other national securities exchange.

Voting Rights

          Holders of purchase contracts forming part of the Income PACS or Growth PACS, in their capacities as such holders, have no voting rights in respect of our common stock. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Maturity

          The notes that comprise part of the Income PACS will mature on February 16, 2007, and the purchase contracts that comprise part of the Income PACS will settle on February 16, 2005. The concept of maturity is not applicable to our common stock.

DESCRIPTION OF CAPITAL STOCK

Common Stock

          Under our restated certificate of incorporation, as supplemented, we are authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of the date of this prospectus, we are authorized to issue up to 960,000,000 shares of common stock, par value $1.00 per share. As of September 13, 2004, we had 522,948,894 issued and outstanding shares of common stock. In addition, as of September 13, 2004, 26,991,333 shares of common stock were subject to options or deferred rights outstanding under various stock and compensation incentive plans. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not convertible into shares of any other class of capital stock. EquiServe Trust Company, N.A., is the transfer agent and registrar for our common stock.

          We currently have the following provisions in our restated certificate of incorporation, as supplemented, or bylaws that could be considered to be “anti-takeover” provisions:

•	an article in our restated certificate of incorporation, as supplemented, providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

•	an article in our restated certificate of incorporation, as supplemented, providing that directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

•	an article in our restated certificate of incorporation, as supplemented, requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams;

•	a bylaw that only permits our chairman of the board, president or a majority of our board of directors to call a special meeting of the stockholders; and

•	a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

          We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder, which is defined generally as a person owning 15% or more of Williams’ outstanding voting stock from engaging in a business combination with Williams for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

          A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     Dividends

          The holders of our common stock are entitled to receive dividends when, as, and if declared by the board of directors of Williams, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

     Voting Rights

          The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     Rights Upon Liquidation

          In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Preferred Stock Purchase Rights

          On February 6, 1996, we entered into a rights agreement with The First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend of one-third preferred stock purchase right for each outstanding share of our common stock. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Williams and its stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with a merger or other business combination approved by our board of directors.

          Until a right is exercised, the right does not entitle the holder to additional rights as a Williams’ stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from us one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $140.00 per right, subject to adjustment. Each one two-hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to:

•	the greater of (a) $120, or (b) 1,200 times the aggregate per share amount of all cash dividends; plus

•	1,200 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock, since the immediately preceding quarterly dividend payment date.

          The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 1,200 votes per share on all matters submitted to a vote of our stockholders.

          In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the close of business on the 10th business day after we learn that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, (b) the close of business on the 10th business day after the commencement of a tender or exchange offer for 15% or more of our outstanding common stock, or (c) the close of business on the 10th business day after our board of directors determines that any adverse person or group has become the beneficial owner of an amount of common stock which the board of directors determines to be substantial. Below we refer to the person or group acquiring at least 15% of our common stock as an acquiring person.

          In the event that a person or group acquires beneficial ownership of 15% or more of our outstanding common stock or our board of directors determines that any adverse person or group has become the beneficial owner of a substantial amount of common stock, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

          In the event that someone becomes an acquiring person or our board of directors determines that any adverse person or group has become the beneficial owner of a substantial amount of common stock and either (a) we are involved in a merger or other business combination in which we are not the surviving corporation, (b) we are involved in a merger or other business combination in which we are the surviving corporation but all or a part of our common stock is changed or exchanged, or (c) 50% or more of our assets, cash flow or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring person having a value equal to two times the exercise price of the right.

          The rights will expire at the close of business on February 6, 2006, unless redeemed before that time. At any time prior to the earlier of (a) 10 days following the stock acquisition date, as defined in the rights agreement, and (b) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. Prior to the distribution date, we may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise.

          You should refer to the applicable provisions of the rights agreement, which we filed with the SEC as Exhibit 4 to our current report on Form 8-K filed January 24, 1996.

DESCRIPTION OF FELINE PACS

          The summary of the FELINE PACS set forth below summarizes some, but not all, of the provisions of the related purchase contract agreement. You should refer to the actual terms of the related purchase contract agreement for the definitive terms and conditions of the FELINE PACS.

          The FELINE PACS were issued under a purchase contract agreement between JPMorgan Chase Bank, the purchase contract agent, and us. On September 13, 2004, 44,000,000 Income PACS were issued and outstanding, and no Growth PACS were outstanding.

          Each Income PACS consists of a unit comprising:

          (1) a purchase contract pursuant to which

•	the holder must purchase from us on February 16, 2005, for the stated amount of $25, newly issued shares of our common stock equal to the settlement rate described in the section of this exchange offer prospectus entitled “Description of the Purchase Contracts — Purchase of Common Stock,” and

•	we are obligated to make unsecured contract adjustment payments to the holder at the rate of 2.50% of the $25 stated amount per year, paid quarterly, subject to our right to defer these payments; and

          (2) either

•	a note having a principal amount equal to the stated amount of $25, or

•	following a successful remarketing of the notes on November 10, 2004, the third business day immediately preceding November 16, 2004, or the occurrence of a tax event redemption prior to February 16, 2005, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

          “Applicable ownership interest” means, with respect to an Income PACS and the U.S. Treasury securities in the Treasury portfolio:

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2005; and

•	for the scheduled interest payment date on the notes that occurs on February 16, 2005, in the case of a successful remarketing of the notes, or in the case of a tax event redemption, for each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 16, 2005, a 0.0406% undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures prior to that interest payment date.

          As long as a FELINE PACS is in the form of an Income PACS, the note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Income PACS will be pledged to the collateral agent to secure the holder’s obligation to purchase common stock under the related purchase contract.

Creating Growth PACS

          Unless the Treasury portfolio has replaced the notes as a component of the Income PACS as the result of a successful remarketing of the notes or a tax event redemption, each holder of Income PACS has the right, at any time on or prior to the fifth business day immediately preceding February 16, 2005, to substitute for the related notes held by the collateral agent, zero coupon U.S. Treasury securities maturing on February 15, 2005, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create Growth PACS, and the applicable notes will be released to the holder. The

Treasury security will be substituted for the notes and will be pledged to the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contract. The related notes released to the holder thereafter will trade separately from the resulting Growth PACS.

          Because Treasury securities are issued in multiples of $1,000, holders of Income PACS may make this substitution only in integral multiples of 40 Income PACS. If the Treasury portfolio has replaced the notes as a component of the Income PACS as the result of a successful remarketing of the notes or a tax event redemption, holders of Income PACS may make substitutions only in multiples of 32,000 Income PACS, at any time on or prior to the second business day immediately preceding February 16, 2005. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

          Each Growth PACS consists of a unit with a stated amount of $25 and contains two components:

          (1) a purchase contract pursuant to which

•	the holder must purchase from us on February 16, 2005, for the stated amount, a fraction of a newly issued share of our common stock equal to the settlement rate described in the section of this exchange offer prospectus entitled “Description of the Purchase Contracts — Purchase of Common Stock,” and

•	we are obligated to make unsecured contract adjustment payments to the holder at the rate of 2.50% of $25 stated amount per year, paid quarterly, subject to our right to defer these payments; and

          (2) a 1/40, or 2.5%, undivided beneficial ownership interest in a Treasury security that matures on February 15, 2005 and has a principal amount at maturity of $1,000.

          Contract adjustment payments are payable by us on these Growth PACS on each payment date from the later of January 14, 2002 and the last payment date on which contract adjustment payments were made. In addition, original issue discount, or OID, will accrue on the related Treasury securities.

Recreating Income PACS

          Unless the Treasury portfolio has replaced the notes as a component of the Income PACS as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PACS has the right, at any time on or prior to the fifth business day immediately preceding February 16, 2005, to substitute for the related Treasury securities held by the collateral agent notes in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PACS, and the applicable Treasury securities would be released to the holder.

          Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PACS may make this substitution only in integral multiples of 40 Growth PACS. If the Treasury portfolio has replaced the notes as a component of the Income PACS as the result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PACS may make this substitution at any time on or prior to the second business day immediately preceding February 16, 2005, but using the appropriate applicable ownership interest in the Treasury portfolio instead of notes and only in integral multiples of 32,000 Growth PACS.

          For example, to create 40 Income PACS, the Growth PACS holder will:

•	deposit with the collateral agent 40 notes, and

•	transfer 40 Growth PACS certificates to the purchase contract agent accompanied by a notice stating that the Growth PACS holder has deposited 40 notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to those Growth PACS.

          Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then

•	cancel the 40 Growth PACS,

•	transfer the related Treasury security to the holder of Growth PACS, and

•	deliver 40 Income PACS to the holder.

          The substituted notes will be pledged with the collateral agent to secure the Income PACS holder’s obligation to purchase common stock under the related purchase contracts.

          Holders that elect to substitute pledged securities, thereby creating Growth PACS or recreating Income PACS, are responsible for any fees or expenses payable in connection with the substitution.

Current Payments

          Holders of Income PACS are entitled to receive aggregate cash payments at the rate of 9.00% of the $25 stated amount per year from and after the original issue date up to but excluding February 16, 2005, payable quarterly in arrears. The quarterly payments on the Income PACS consist of interest on the related note or cash distributions on the applicable ownership interest in the Treasury portfolio, as applicable, payable at the rate of 6.50% of the $25 stated amount per year, and quarterly contract adjustment payments payable by us at the rate of 2.50% of the $25 stated amount per year, subject to our right to defer the payment of such contract adjustment payments. In addition, OID for U.S. federal income tax purposes will accrue on the related notes.

          Holders who create Growth PACS will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 2.50% of the $25 stated amount per year, subject to our right to defer the payments of such contract adjustment payments.

          Our obligations with respect to the contract adjustment payments are subordinate and junior in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The notes are our senior unsecured obligations and rank equal in right of payment with all of our other senior unsecured obligations.

Voting and Certain Other Rights

          Holders of purchase contracts forming part of the Income PACS or Growth PACS, in their capacities as such holders, have no voting or other rights in respect of our common stock.

Interest of Directors and Officers; Current Transactions Concerning the Income PACS

          Based on our records and on information provided to us by our executive officers and directors, neither we nor any of our executive officers, directors, subsidiaries or affiliates, or associates of the foregoing beneficially own Income PACS. Further, based on our records and on information provided to us by our executive officers and directors, neither we nor any of our executive officers, directors, subsidiaries or affiliates, or associates of the foregoing, engaged in any transactions involving Income PACS during the sixty business days preceding the date of this exchange offer prospectus.

          Neither we nor, to our knowledge, any of our principal executive officers or directors is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person or entity with respect to any of our securities, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or call, guaranties of loans, guarantees against loss or the giving or withholding of proxies, consents or authorization.

DESCRIPTION OF THE PURCHASE CONTRACTS

          The summary of the purchase contracts, the remarketing agreement and pledge agreement set forth below summarizes some, but not all, of the provisions of those agreements. You should refer to the actual terms of the agreements for the definitive terms and conditions of the purchase contracts, the remarketing agreement and pledge agreement.

Purchase of Common Stock

          Each purchase contract underlying a FELINE PACS obligates the holder of the purchase contract to purchase, and us to sell, on February 16, 2005, for an amount in cash equal to $25, the stated amount of the FELINE PACS, newly issued shares of common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments,” as follows:

•	if the applicable market value of our common stock is greater than the appreciation cap price of $41.25, which is 65.00% above $25.00, the settlement rate will be equal to one (1.0000) share multiplied by the quotient of the appreciation cap price of $41.25 divided by the applicable market value of our common stock as of the settlement date;

•	if the applicable market value of our common stock is less than or equal to the appreciation cap price of $41.25, the settlement rate will be one (1.0000) share.

          “Applicable market value” of our common stock means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 16, 2005.

          “Closing price” of our common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of our common stock on the New York Stock Exchange on that date or, if the common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq Stock Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

          A “trading day” means a day on which the common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

          We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Income PACS or Growth PACS, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

          On the business day immediately preceding February 16, 2005, unless:

•	a holder of Income PACS or Growth PACS has settled the related purchase contracts upon the occurrence of a cash merger through the early delivery of cash to the purchase contract agent in the manner described under “— Early Settlement Upon Cash Merger,”

•	a holder of Income PACS that includes notes has settled the related purchase contracts with separate cash on the business day immediately preceding February 16, 2005 pursuant to prior notice given in the manner described under “— Notice to Settle with Cash,”

•	a holder of Income PACS has had the notes related to the holder’s purchase contracts remarketed on the third business day immediately preceding November 16, 2004 in the manner described herein, or

•	an event described under “— Termination” below has occurred,

          then

•	in the case of Income PACS, unless the Treasury portfolio has replaced the notes as a component of the Income PACS as the result of a successful remarketing of the notes or a tax event redemption, the collateral agent will, for our benefit and at our direction, exercise its rights as a secured party to dispose of the notes in accordance with applicable law, and

•	in the case of Growth PACS or, in the case of Income PACS, in the event that the Treasury portfolio has replaced the notes as a component of the Income PACS as the result of a successful remarketing of the notes or a tax event redemption, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts.

          The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the FELINE PACS and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Remarketing

          Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the notes of Income PACS holders will be remarketed on November 10, 2004, the third business day immediately preceding November 16, 2004.

          The remarketing agent must use its reasonable efforts to remarket these notes at an aggregate price of approximately 100.5% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the principal amount of the notes included in Income PACS, and

•	interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the notes included in Income PACS if the interest rate on the notes was not reset as described in “Description of the Notes-Market Rate Reset.”

          The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PACS holders’ obligation to purchase our common stock under the purchase contracts.

          In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PACS holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

          As used in this context, “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding November 16, 2004 for the purchase of the Treasury portfolio described above for settlement on November 16, 2004.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

          If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the notes will continue to be a component of Income PACS, and another remarketing may be attempted as described below.

          If the remarketing of the notes on the third business day preceding November 16, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the notes of Income PACS holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding February 16, 2005 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding February 16, 2005.

          The remarketing agent must then use its reasonable efforts to remarket these notes at a price of approximately 100.5% of the aggregate principal amount of the notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes will be automatically applied to satisfy in full the Income PACS holders’ obligations to purchase common stock.

          In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PACS holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

          If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the collateral agent will, for our benefit and at our direction, exercise its rights as a secured party to dispose of the notes in accordance with applicable law and satisfy in full each holder’s obligation to purchase common stock under the related purchase contracts.

          We will cause a notice of any failed remarketing to be published on the second business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal, including, in the case of a second failed remarketing, the procedures that must be followed if a note holder wishes to exercise its right to put its note to us as described in this exchange offer prospectus. In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding notes, Income PACS and Growth PACS of the remarketing and the procedures to be followed in the remarketing. If required by applicable law, we will endeavor to ensure that a registration statement with regard to the full amount of the notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

Early Settlement Upon Cash Merger

          Prior to the settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger each holder of the FELINE PACS will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify the early settlement date, which shall be ten days after the date of the notice. The notice will set forth, among other things, the formula for determining the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, a holder of Income PACS must deliver to the purchase contract agent, not later than one business day before the early settlement date, the certificate evidencing the holder’s FELINE PACS, if the FELINE PACS are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier’s check. If a holder of Income PACS exercises the merger early settlement right, we will deliver to such holder on the early settlement date the kind and amount of securities, cash or other property that such holder would have been entitled to receive if such holder had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, determined using the average of the closing prices per share of the common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the date of the cash merger. A holder of Income PACS will also receive the notes or Treasury securities or applicable ownership interests in the Treasury portfolio underlying the FELINE PACS. A holder’s receipt of the applicable ownership interests in the Treasury portfolio will be subject to the purchase contract agent’s disposition of the subject securities for cash and the payment of the cash to such holder to the extent that such holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any security. If a holder of Income PACS does not elect to exercise such holder’s merger early settlement right, such holder’s FELINE PACS will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our best efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Notice to Settle With Cash

          A holder of FELINE PACS may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding February 16, 2005. If a successful remarketing of the notes has not occurred on November 10, 2004, a holder of an Income PACS wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by use of a notice substantially in the form of “Notice to Settle by Cash” attached as an exhibit to the purchase contract agreement completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding February 16, 2005. If a successful remarketing of the notes occurs on November 10, 2004, a holder of an Income PACS (which will then consist of a purchase contract and the Treasury portfolio) wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting the documents referred to above on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding February 16, 2005. If a holder of an Income PACS consisting of a purchase contract and the related note who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding February 16, 2005, the collateral agent will, for our benefit and at our direction, exercise its right as a secured party to dispose of, in accordance with applicable law, the related note to satisfy in full, from the disposition of the note, the holder’s obligation to purchase common stock under the related purchase contracts.

Contract Adjustment Payments

          Contract adjustment payments in respect of Income PACS and Growth PACS are fixed at a rate per year of 2.50% of the $25 stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments began to accrue from January 14, 2002 and are payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing May 16, 2002.

          Contract adjustment payments are payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which is on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the FELINE PACS.

          If any date on which contract adjustment payments are to be made on the purchase contracts related to the FELINE PACS is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions in New York City or Chicago, Illinois are permitted or required by any applicable law to close or on which the trustee for the notes is closed for business.

          Our obligations with respect to contract adjustment payments are subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Option to Defer Contract Adjustment Payments

          We will have the right to defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the purchase contract settlement date. We will pay interest on any deferred contract adjustment payment at a rate of 9.00% per year, compounded quarterly, until paid. If the purchase contracts are settled early or terminated, a holder of Income PACS will have no right to receive any deferred and unpaid contract adjustment payments. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we and our subsidiaries will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock. We have no present intention of exercising our right to defer the payment of the contract adjustment payments.

Anti-Dilution Adjustments

          The formula for determining the settlement rate is subject to adjustment, without duplication, upon the occurrence of certain events, including:

•	the payment of dividends and other distributions of common stock on common stock;

•	the issuance to all holders of common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than the current market price thereof;

•	subdivisions, splits and combinations of common stock;

•	distributions to all holders of common stock of evidences of our indebtedness or assets (including securities, but excluding any dividend or distribution covered by the first two bullets above and any dividend or distribution paid exclusively in cash);

•	distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (1) other all-cash distributions made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of common stock multiplied by the number of shares of common stock then outstanding) on the date for the determination of holders of shares of common stock entitled to receive such distribution; and

•	the successful completion of a tender or exchange offer made by us or any of our subsidiaries for common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all cash distributions to all holders of common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

          The “current market price” per share of common stock on any day means the average of the daily closing prices for the ten consecutive trading days ending not later than the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

          In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PACS or Growth PACS, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PACS or Growth PACS immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

          If at any time we make a distribution of property to our stockholders which would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of FELINE PACS.

          In addition, we may make increases in the settlement rate to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

          Adjustments to the settlement rate are calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment.

          We will be required to provide an officer’s certificate to the purchase contract agent setting forth the adjusted settlement rate and its calculation and, within ten business days following the adjustment of the settlement rate, to provide written notice to the holders of FELINE PACS of the occurrence of that event and a statement specifying in reasonable detail the method by which the adjustment to the settlement rate was determined and the revised settlement rate.

          Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Termination

          The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the FELINE PACS under the purchase contracts, including the right and obligation to purchase common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon any termination, the collateral agent will release the related notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and Pledge Agreement

          Pledged securities are pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of FELINE PACS to purchase common stock under the related purchase contracts. The rights of holders of FELINE PACS to the related pledged securities are subject to our security interest created by the pledge agreement.

          No holder of Income PACS or Growth PACS is permitted to withdraw the pledged securities related to the Income PACS or Growth PACS from the pledge arrangement except

•	to substitute Treasury securities for the related notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, as provided for under “Description of FELINE PACS — Creating Growth PACS,”

•	to substitute notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under “Description of FELINE PACS — Recreating Income PACS,” or

•	upon the termination or early settlement of the related purchase contracts.

          Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Income PACS, unless the Treasury portfolio has replaced the notes as a component of Income PACS as a result of a successful remarketing of the notes or a tax event redemption, is entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related notes, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Growth PACS and each holder of Income PACS, if the Treasury portfolio has replaced the notes as a component of Income PACS as a result of a successful remarketing of the notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We have no interest in the pledged securities other than our security interest.

          Unless (i) the purchase contracts have terminated prior to February 16, 2005, (ii) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and (iii) a holder fails to present and surrender the FELINE PACS certificate evidencing the holder’s Income PACS or Growth PACS to the purchase contract agent, the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Income PACS or Growth PACS are registered at the close of business on the record date immediately preceding the date of payment.

DESCRIPTION OF THE NOTES

General

          The notes were issued as a separate series of securities under an Indenture dated as of November 10, 1997, as supplemented by a supplemental indenture dated as of January 14, 2002 between us and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as trustee. The notes were issued in the aggregate principal amount of $1,100,000,000. The notes will mature on February 16, 2007. The notes may not be redeemed prior to their stated maturity except as described below. The notes constitute senior debt securities.

          The notes are our direct, senior and unsecured obligations and rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes are not subject to a sinking fund provision. Unless a tax event redemption has occurred prior to February 16, 2007, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest, on February 16, 2007. Except for a tax event redemption, the notes are not redeemable by us.

          Notes forming a part of the Income PACS were issued in certificated form, in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on notes issued as a global security are made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the notes. Principal and interest with respect to certificated notes is payable, the transfer of the notes is registrable and notes are exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. JPMorgan Chase Bank is the paying agent, transfer agent and registrar for the notes. We may at any time designate additional transfer agents and paying agents with respect to the notes, and may remove any transfer agent, paying agent or registrar for the notes. We are at all times required to maintain a paying agent and transfer agent for the notes in the Borough of Manhattan, The City of New York.

          Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any note and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us or released from trust, as applicable, and the holder of the note must thereafter look, as a general unsecured creditor, only to us for the payment thereof.

          The indenture does not contain provisions that afford holders of the notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

          Each note bears interest initially at the rate of 6.50% per year from the original issue date, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an “interest payment date,” commencing May 16, 2002, to the person in whose name the note is registered at the close of business on the first day of the month in which the interest payment date falls. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the notes for U.S. federal income tax purposes.

          The applicable interest rate on the notes will be reset on the third business day immediately preceding November 16, 2004 to the reset rate described below under “— Market Rate Reset,” unless the remarketing of the notes on that date fails. If the remarketing of the notes on that date fails, the interest rate on the notes will not be reset at that time. However, in these circumstances, the interest rate on the notes outstanding on and after November 16, 2004 will be reset on the third business day immediately preceding February 16, 2005 to the reset rate described below, unless the remarketing of the notes on that date also fails, in which case the interest rate will not be reset.

          The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Market Rate Reset

          The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding November 16, 2004 or February 16, 2005, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding November 16, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PACS to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under “Description of the Purchase Contracts — Remarketing.” In the case of a reset on the third business day immediately preceding February 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate will in no event exceed the maximum rate permitted by applicable law.

          The “applicable benchmark Treasury” means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the notes, which will be two years or two and one-quarter years as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, of three leading U.S. government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

          On the seventh business day immediately preceding November 16, 2004 or February 16, 2005, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to November 16, 2004 or February 16, 2005, as applicable, will be selected, and the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding November 16, 2004 or February 16, 2005, as applicable, will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by us (the “reset announcement date”). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding notes, Income PACS or Growth PACS of the reset announcement date and of the procedures that must be followed if any owner of Income PACS wishes to settle the related purchase contract with cash on the business day immediately preceding February 16, 2005.

Optional Remarketing

          On or prior to the fifth business day immediately preceding November 16, 2004, in the case of the remarketing to be conducted on the third business day preceding November 16, 2004, or February 16, 2005, in the case of the remarketing, if any, to be conducted on the third business day preceding February 16, 2005, but no earlier than the payment date immediately preceding November 16, 2004 or February 16, 2005, as applicable, holders of notes that are not components of Income PACS may elect to have their notes remarketed in the same manner as notes that are components of Income PACS by delivering their notes along with a notice of this election to the collateral agent. The collateral agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding November 16, 2004 or February 16, 2005, as applicable.

Put Option Upon a Failed Remarketing

          If the remarketing of the notes on the third business day immediately preceding February 16, 2005 has occurred and has resulted in a failed remarketing, holders of notes following February 16, 2005 will have the right to put the notes to us on April 1, 2005, upon at least three business days’ prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

Tax Event Redemption

          If a tax event occurs and is continuing, we may, at our option, redeem the notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on notes which are due and payable on or prior to a redemption date will be payable to the holders of the notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the notes, the proceeds of the redemption will be payable in cash to the holders of the notes. If the tax event redemption occurs prior to November 16, 2004, or if the notes are not successfully remarketed on the third business day immediately preceding November 16, 2004, prior to February 16, 2005, the redemption price for the notes forming a part of the Income PACS will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Income PACS and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PACS holders’ obligations to purchase our common stock under the purchase contracts.

          “Tax event” means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of

•	any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,

•	any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

•	any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on January 27, 2002,

which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that interest or original issue discount on the notes would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

          The Treasury portfolio to be purchased on behalf of the holders of Income PACS will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate principal amount of the notes included in Income PACS and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 16, 2005, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes on that date if the interest rate of the notes was not reset on the applicable reset date.

          Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring after November 16, 2004, or February 16, 2005 if the remarketing of the notes on the third business day preceding November 16, 2004 resulted in a failed remarketing, “Treasury portfolio” will mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities which mature on or prior to February 15, 2007 in an aggregate amount equal to the aggregate principal amount of the notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on aggregate principal amount of the notes outstanding on the tax event redemption date if the interest rate of the notes was not reset on the applicable reset date.

          “Redemption amount” means in the case of a tax event redemption occurring prior to November 16, 2004, or prior to February 16, 2005 if the remarketing of the notes on the third business day preceding November 16, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of notes included in Income PACS, and in the case of a tax event redemption date occurring on or after November 16, 2004, or February 16, 2005 if the remarketing of the notes on the third business day preceding November 16, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the notes outstanding on the tax event redemption date.

          “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes. In the event any notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of White & Case LLP, special tax counsel to Williams, the following statements discussing the material U.S. federal income tax consequences of the exchange offer that may be relevant to you if you are a holder of Income PACS, to the extent that they constitute a description of the tax laws and regulations of the United States, are correct in all material respects and constitute the opinion of White & Case LLP regarding such matters. The following discussion addresses the material U.S. federal income tax consequences of the exchange offer to holders of Income PACS. This discussion deals only with Income PACS held as capital assets (generally, assets held for investment) and, except where explicitly addressing the material U.S. federal income tax consequences of the exchange to holders other than U.S. persons (defined below), pertains only to holders that are U.S. persons. The tax treatment of a holder may vary depending on such holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, regulated investment companies, persons holding Income PACS, notes or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, former U.S. citizens that have expatriated, and U.S. persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address any aspects of state, local, or foreign tax laws. This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this exchange offer prospectus, which are subject to change or differing interpretations, possibly on a retroactive basis.

CERTAIN ASPECTS OF THE U.S. FEDERAL INCOME TAX TREATMENT OF THE EXCHANGE OFFER ARE NOT DIRECTLY ADDRESSED BY ANY STATUTORY, ADMINISTRATIVE OR JUDICIAL AUTHORITY AND, THEREFORE, MAY BE SUBJECT TO DIFFERING INTERPRETATION. IN ADDITION, THE TAX CONSEQUENCES OF EXCHANGING YOUR INCOME PACS IN THE EXCHANGE OFFER WILL DEPEND ON YOUR PARTICULAR CIRCUMSTANCES. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING YOUR INCOME PACS IN THE EXCHANGE OFFER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES.

          For purposes of this discussion, the term “U.S. person” means: (1) a person who is a citizen or resident of the United States; (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

          If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Income PACS, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership holding Income PACS should consult its tax advisors with respect to the tax treatment of participation in the exchange offer.

Applicable Federal Income Tax Treatment of Income PACS — In General

          Each Income PACS you own is a unit consisting of two components — a note and a purchase contract — which, together, constitute an Income PACS. Your initial purchase price for each Income PACS was allocated between the two components in proportion to their respective fair market values at the time of purchase, and such allocation established your initial tax basis in the underlying note and purchase contract. In our original issuance of Income PACS, we reported the fair market value of each note as $25 and the fair market value of each purchase contract as $0. If you acquired Income PACS in the original issuance, our reporting position was binding on you (but not on the Internal Revenue Service

(“IRS”)) with respect to such Income PACS unless you explicitly disclosed a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which such Income PACS were acquired. If you acquired an Income PACS through a purchase in the secondary market, your purchase price should have been similarly allocated between the note and the purchase contract in proportion to the fair market values of the two components at the time of your purchase.

          We have treated the notes as contingent payment debt instruments. As such, you have been required to accrue original issue discount, or OID, on your notes. Your adjusted tax basis in your notes on the date such notes are exchanged pursuant to the exchange offer will, accordingly, reflect increases to your basis in the amount of OID you have been required to include in income with respect to your notes through the date of the exchange and decreases to your basis equal to the total amount of projected payments with respect to your notes through the date of the exchange.

          There is no direct authority addressing the treatment, under current law, of the contract adjustment payments, and the U.S. federal income tax treatment of such payments is therefore unclear. The quarterly contract adjustment payments may constitute taxable ordinary income to a holder when received or accrued, in accordance with such holder’s regular method of accounting. We have reported such payments on any required information returns as taxable ordinary income to the holder. Holders who may have reported such payments or accruals in a different manner are urged to consult their tax advisors.

          The following discussion assumes that your reporting for U.S. federal income tax purposes of the acquisition and ownership of Income PACS has been consistent with our treatment as outlined above.

Federal Income Tax Treatment of Participation in the Exchange

          On August 17, 2004, we received a private letter ruling from the IRS regarding the tax consequences to us from an exchange of an Income PACS for one share of our common stock plus a specified amount of cash, pursuant to which the purchase contract component contained in such Income PACS would be cancelled and the note component contained in such Income PACS would be redeemed. The IRS ruled that we would not recognize any gain or loss from the cancellation of the purchase contract component in such Income PACS and would be treated as having redeemed the note component of the Income PACS for its original issue price of $25.00 increased by the amount of OID included with respect to a note through the date of the exchange and decreased by the total payments made with respect to a note through the date of the exchange, its “adjusted issue price.” The IRS expressed no opinion, however, as to whether the exchange would constitute a tax-free reorganization under section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), whether the Income PACS would be treated as a note and a purchase contract (each of which is a separate instrument for U.S. federal income tax purposes), or whether the notes would be treated as contingent payment debt instruments for U.S. federal income tax purposes.

          In the opinion of White & Case LLP, the Income PACS should be treated as a note and purchase contract (each of which is a separate instrument for U.S. federal income tax purposes) and the notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes. In addition, in the opinion of White & Case LLP, it is more likely than not that the exchange of Income PACS for shares of our common stock and cash will not constitute a tax-free reorganization under the Code, in whole or in part, and will be treated as the cash settlement of each purchase contract component of such Income PACS and the redemption of each note component of such Income PACS for its adjusted issue price. Such opinions, however, are not binding on the IRS or the courts, either or both of which may reach a contrary conclusion.

          Based upon the opinion of White & Case LLP, we plan to treat and to characterize the exchange as a transaction that does not constitute a tax-free reorganization under the Code in which:

          (i) the note component of an Income PACS is redeemed by us for an amount equal to:

(A) the fair market value of one share of our common stock as of the date of the exchange; plus

(B) an amount of cash which when added to the fair market value of the one share of our common stock equals the adjusted issue price of the note; and

          (ii) the purchase contract component of an Income PACS is cash settled for a payment to us equal to:

(A) the adjusted issue price of the note component of the Income PACS; minus

(B) the sum of: (x) the fair market value of one share of our common stock as of the date of the exchange; plus (y) the actual amount of cash that is paid by us to the exchanging Income PACS holder.

          Redemption of the note pursuant to this treatment will give rise to gain or loss equal to the difference between the adjusted issue price of the note as of the date of the exchange and the holder’s adjusted basis in the note. Because we have treated the notes as contingent payment debt instruments, any gain recognized on the notes will be treated as ordinary interest income. Loss recognized on such notes will be treated as ordinary loss to the extent of the holder’s prior inclusions of original issue discount on his or her notes. Any loss in excess of such amount will be treated as a capital loss. The deductibility of capital losses is subject to limitations.

          A holder that purchased an Income PACS in our original issuance of Income PACS or when the purchase contract included in the Income PACS had positive value will recognize a capital loss equal to the amount that is treated as paid by the holder to cancel the purchase contract component of an Income PACS plus the holder’s adjusted tax basis for the purchase contract, if any. The deductibility of capital losses is subject to limitations. The treatment to a holder that purchased Income PACS when the purchase contract had a negative value is unclear. Please consult your tax advisor.

          A holder’s basis in a share of our common stock received on the exchange of an Income PACS will be equal to the fair market value of the share on the date of the exchange. The holding period for the share of our common stock received in the exchange will begin on the day following the holder’s acquisition of the stock.

          As noted above, the foregoing treatment is not definitively supported by existing authority, and alternative characterizations of the exchange are possible. It is possible that the exchange of an Income PACS for a share of our common stock plus cash pursuant to the exchange offer may be treated as a recapitalization in which the notes are exchanged for shares of our common stock, the termination of the purchase contracts and the amount of cash received in the exchange by Income PACS unit holders. If the exchange of an Income PACS were characterized in this manner, no loss could be recognized by an exchanging holder, a holder’s basis in his or her shares of our common stock received in the exchange generally would be determined by reference to the holder’s adjusted basis in the note component of his or her Income PACS, and the holding period of such stock would include the period the holder held the notes.

          Again in the alternative, the exchange of Income PACS in the exchange offer could possibly be treated as the cash settlement of the purchase contract and a recapitalization in which the notes are redeemed for shares of our common stock and an amount of cash such that the total consideration for the notes equals the adjusted issue price of the notes. If the exchange of an Income PACS were characterized in this manner, no loss could be recognized by an exchanging holder with respect to the redemption of the note, the holder could recognize a capital loss with respect to the cash settlement of the purchase contract, a holder’s basis in his or her shares of our common stock received in the exchange generally would be determined by reference to the holder’s adjusted basis in the note component of his or her Income PACS, and the holding period of such stock would include the period the holder held the notes.

          We will report cash received in lieu of a fractional interest in our common stock as a redemption of such fractional interest in exchange for cash. You would generally realize capital gain or loss on a redemption of a fractional interest in our common stock in an amount equal to the cash received for the fractional share over your basis (determined based on your treatment of the exchange offer, as described above) in such fractional interest. Gain or loss on this redemption will generally be short-term capital gain or loss unless the exchange is treated as a recapitalization for U.S. federal income tax purposes (in which case the gain or loss would be long-term capital gain or loss if the holder has held his or her Income PACS for more than twelve months).

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE PROPER TREATMENT OF THE EXCHANGE, AND OF ANY SUBSEQUENT DISPOSITION OF STOCK RECEIVED IN THE EXCHANGE, IN YOUR PARTICULAR CIRCUMSTANCES.

Federal Tax Aspects of Ownership of Common Stock Received in the Exchange Offer

          Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on common stock received as part of the exchange offer will constitute a dividend and will be includible in income by holders when received. Under current law, such dividends paid to individual holders may qualify for a special 15 percent tax rate on “qualified dividend income” through December 31, 2008. Dividends may also be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

          Upon a disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Substitution of Notes to Recreate Income PACS

          If you hold Growth PACS and deliver notes to the collateral agent in substitution for Treasury securities, you generally will not recognize gain or loss upon your delivery of such notes or your receipt of the Treasury securities. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and notes, and your adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.

Backup Withholding Tax and Information Reporting

          Unless you are an exempt recipient, such as a corporation, the exchange of Income PACS for shares pursuant to the exchange offer and the receipt of dividends on our common stock received as part of the exchange may be subject to information reporting. In addition, unless you are an exempt recipient, you may be subject to U.S. federal backup withholding tax at a current rate of 28 percent, if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements.

Treatment Generally Applicable to Non-U.S. Holders Participating in the Exchange

          The following discussion applies to you if you are a holder other than a “U.S. person” as defined in the third paragraph of “Material U.S. Federal Income Tax Consequences,” above. Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company” or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you should consult your own tax advisor to determine the particular U.S. federal, state and local and other tax consequences applicable to you of participating in the exchange offer.

U.S. Federal Withholding Tax

          U.S. federal withholding tax should not apply to gain or income allocable to the notes provided that: you do not actually (or constructively) own 10 percent or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations; you are not a controlled foreign corporation that is related to us through stock ownership; you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and (a) you provide your name and address on an IRS Form W-8BEN (or a suitable successor form) and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the Income PACS on your behalf certifies, under penalty, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and provides us with a copy.

          We do not intend to withhold on amounts received in the exchange offer that are allocable to the notes if these requirements are met.

          U.S. withholding tax generally will apply at a rate of 30 percent on dividends paid on the shares of our common stock received as part of the exchange. However, if a tax treaty applies, you may be eligible for a reduced rate of withholding. Dividends on our common stock that are effectively connected with the conduct of a trade or business by you within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment maintained by you), are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net basis, as described below. In order to claim any such exemption or reduction in the 30 percent withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

          Assuming you are not subject to U.S. federal withholding tax as described above, any gain or income realized on the notes and any gain or income realized on a disposition of our common stock received as part of the exchange will not be subject to U.S. federal income tax unless: (i) such gain or income is, or is treated as, effectively connected with your conduct of a trade or business in the United States; or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or, in the case of gain or income realized on a disposition of our common stock, we are or have been a non-publicly traded “U.S. real property holding corporation,” as described below, for U.S. federal income tax purposes.

Foreign Investment in Real Property Tax Act of 1980

          Gain or loss of a non-U.S. person from the disposition of stock in a “U.S. real property holding corporation” may be treated as effectively connected with the conduct of a trade or business in the United States and subject to U.S. withholding and federal income tax. We do not know whether we are currently a U.S. real property holding corporation for U.S. federal income tax purposes. In any event, if we were to become a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established market, you would generally not be subject to U.S. federal income tax on the disposition of our common stock under this rule if you held (at all times during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding shares of our common stock.

Backup Withholding

          No backup withholding will be required as a result of the exchange of an Income PACS for a share of our common stock plus cash or for dividends paid on our common stock received as part of the exchange if you are not a U.S. person and you have provided us with an IRS Form W-8BEN (or, where applicable, an IRS Form W-8ECI) and we do not have actual knowledge or reason to know that you are a U.S. person.

Federal Tax Treatment of Non-Tendering Holders

          If you elect not to participate in the exchange, the exchange will have no federal income tax impact on you, and the consequences of your ownership and disposition of Income PACS, Growth PACS, notes or Treasury securities will be as described in the original prospectus supplement dated January 7, 2002.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This exchange offer prospectus includes, or incorporates by reference, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others:

•	our substantial leverage and debt service requirements;

•	execution of our planned asset sales;

•	volatility of energy prices, including natural gas prices;

•	pricing, market strategies, the expansion, consolidation and other activities of competitors;

•	the effect of economic conditions in its markets;

•	the regulatory environment in which we operate; and

•	other factors listed in the documents we incorporate by reference.

          All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by their cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

LEGAL MATTERS

          The validity of the common stock to be issued in the exchange offer will be passed upon for us by James J. Bender, Senior Vice President and General Counsel of Williams, and certain other legal matters with respect to the exchange offer will be passed upon for us by Gibson, Dunn & Crutcher LLP, Denver, Colorado. Certain U.S. federal income taxation matters will be passed upon for us by White & Case LLP, Washington, D.C. Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters in connection with the exchange offer for the dealer managers. As of September 7, 2004, Mr. Bender was the beneficial holder of 50,000 shares of our common stock. Mr. Bender is a participant in our stock option plan and various other employee benefit plans offered to our employees.

EXPERTS

          The consolidated financial statements and schedule of The Williams Companies, Inc. appearing in its current report on Form 8-K dated June 1, 2004 and filed with the Securities and Exchange Commission on September 16, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedule are incorporated by reference herein. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Approximately 98% of our year-end 2003 U.S. proved reserves estimates included in our annual report on Form 10-K for the year ended December 31, 2003, as amended, which is incorporated by reference into this exchange offer prospectus, were either audited by Netherland, Sewell & Associates, Inc. or, in the case of reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust, were prepared by Miller and Lents, LTD.

WHERE YOU CAN FIND MORE INFORMATION

          We file reports and other information with the Securities and Exchange Commission, which we refer to in this exchange offer prospectus as the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s web site at http://www.sec.gov. You may also inspect our SEC reports on our web site at http://www.williams.com. We do not intend for information in our web site to be part of this exchange offer prospectus.

          We are incorporating by reference into this exchange offer prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this exchange offer prospectus, unless we update or supersede that information by the information contained in this exchange offer prospectus or the information we file subsequently that is incorporated by reference into this exchange offer prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

          1. annual report on Form 10-K for the fiscal year ended December 31, 2003;

          2. quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004;

          3. quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004;

          4. current reports on Form 8-K filed March 31, 2004, May 27, 2004 and September 16, 2004 (two filed on this date);

          5. the description of our Income PACS contained in our registration statement on Form 8-A filed with the SEC on January 8, 2002, as amended by an amendment to Form 8-A filed with the SEC on January 23, 2002; and

          6. the description of our common stock, par value $1.00 per share, contained in our registration statement on Form S-3 filed April 4, 2002.

          We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K (or any predecessor item)) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this exchange offer prospectus until the expiration date of the exchange offer.

          You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the address set forth below. To obtain timely delivery of any requested information, FELINE PACS holders must make any request no later than five business days prior to the expiration date of the exchange offer.

The Williams Companies, Inc.

Investor Relations
One Williams Center
Tulsa, Oklahoma 74172
Telephone Number: (918) 573-2000

The exchange agent for the exchange offer is:

JPMorgan Chase Bank

BY REGISTERED OR CERTIFIED MAIL:	BY HAND:	BY COURIER:
JPMorgan Chase Bank Institutional Trust Services P.O. Box 2320 Dallas, Texas 75221-2320 Attention: Frank Ivins	JPMorgan Chase Bank Institutional Trust Services Window 4 New York Plaza, 1st Floor New York, New York 10004-2413	JPMorgan Chase Bank Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75201 Attention: Frank Ivins

BY FACSIMILE:

Attention: Joanne Adamis

(212) 623-6167

CONFIRM BY TELEPHONE:

(212) 623-6782

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Other Call Toll Free:
(800) 848-2998

The dealer managers for the exchange offer are:

Lead Dealer Manager

Merrill Lynch & Co.

World Financial Center — North Tower
New York, New York 10080
Attn: Liability Management Group
Call Toll-Free: 1-888-654-8637
or Call: 212-449-4914 (collect)

Dealer Managers

Citigroup	Banc of America Securities LLC

          Additional copies of this exchange offer prospectus, the letter of transmittal or other tender offer materials may be obtained from the information agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the information agent.

          Questions and requests for information regarding the terms of the exchange offer should be directed to the lead dealer manager.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

          Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

          Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

          (a) Exhibits

Exhibit No.		Description

1	.1*	Form of Dealer Manager Agreement
4	.1*	Restated Certificate of Incorporation of The Williams Companies, Inc., as amended through August 3, 2004
4.2		Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.1 to this registration statement)
4	.3*	Restated By-laws, as amended through September 15, 2004
4.4		Rights Agreement between The Williams Companies, Inc. and First Chicago Trust Company of New York (incorporated herein by reference to Exhibit 4 of registrant’s current report on Form 8-K filed January 24, 1996)
5	.1*	Opinion of James J. Bender, Esq
8	.1*	Tax Opinion of White & Case LLP
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23	.2*	Consent of James J. Bender, Esq. (included in Exhibit 5.1 to this registration statement)
23	.3*	Consent of White & Case LLP (included in Exhibit 8.1 to this registration statement)
23	.4*	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.
23	.5*	Consent of Independent Petroleum Engineers and Geologists, Miller and Lents, LTD.
24	.1*	Power of Attorney
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Letter to Registered Holders and Depository Trust Company Participants
99	.3*	Form of Letter to Clients
99	.4*	Form of Letter to Holders of FELINE PACS

*	Filed herewith

Item 22.	Undertakings

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act , the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, state of Oklahoma on September 17, 2004.

THE WILLIAMS COMPANIES, INC.

By:	/s/ BRIAN K. SHORE

Name: Brian K. Shore

Title:	Secretary

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven J. Malcolm	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 17, 2004

* Donald R. Chappel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 17, 2004

* Gary R. Belitz	Controller (Principal Accounting Officer)	September 17, 2004

* Hugh M. Chapman	Director	September 17, 2004

* William E. Green	Director	September 17, 2004

* W.R. Howell	Director	September 17, 2004

* Charles M. Lillis	Director	September 17, 2004

* George A. Lorch	Director	September 17, 2004

* William G. Lowrie	Director	September 17, 2004

* Frank T. MacInnis	Director	September 17, 2004

Signature		Title	Date

* Janice D. Stoney		Director	September 17, 2004

* Joseph H. Williams		Director	September 17, 2004

*By:	/s/ BRIAN K. SHORE Name: Brian K. Shore As Attorney-In-Fact

Exhibits

Exhibit No.		Description

1	.1*	Form of Dealer Manager Agreement
4	.1*	Restated Certificate of Incorporation of The Williams Companies, Inc., as amended through August 3, 2004
4.2		Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.1 to this registration statement)
4	.3*	Restated By-laws, as amended through September 15, 2004
4.4		Rights Agreement between The Williams Companies, Inc. and First Chicago Trust Company of New York (incorporated herein by reference to Exhibit 4 of registrant’s current report on Form 8-K filed January 24, 1996)
5	.1*	Opinion of James J. Bender, Esq
8	.1*	Tax Opinion of White & Case LLP
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23	.2*	Consent of James J. Bender, Esq. (included in Exhibit 5.1 to this registration statement)
23	.3*	Consent of White & Case LLP (included in Exhibit 8.1 to this registration statement)
23	.4*	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.
23	.5*	Consent of Independent Petroleum Engineers and Geologists, Miller and Lents, LTD.
24	.1*	Power of Attorney
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Letter to Registered Holders and Depository Trust Company Participants
99	.3*	Form of Letter to Clients
99	.4*	Form of Letter to Holders of FELINE PACS

*	Filed herewith